Exhibit 10.1
SENIOR SECURED REVOLVING CREDIT AGREEMENT
Among
KAISER ALUMINUM CORPORATION,
KAISER ALUMINUM INVESTMENTS COMPANY,
KAISER ALUMINUM FABRICATED PRODUCTS, LLC AND
KAISER ALUMINIUM INTERNATIONAL, INC.,
as Borrowers
and
THE LENDERS PARTY HERETO
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
J.P. MORGAN SECURITIES, INC.
as Sole Bookrunner
J.P. MORGAN SECURITIES, INC.
and
THE CIT GROUP/BUSINESS CREDIT, INC.
as Co-Lead Arrangers
THE CIT GROUP/BUSINESS CREDIT, INC.
and
BANK OF AMERICA
as Co-Syndication Agents
and
WACHOVIA BANK
and
WELLS FARGO FOOTHILL
as Co-Documentation Agents
Dated as of July 6, 2006

i

ANNEX A	-	Commitment Schedule
EXHIBIT A-1	-	Form of Reorganization Plan
EXHIBIT A-2	-	Form of Confirmation Order
EXHIBIT A-3	-	Form of District Court Order
EXHIBIT B	-	Form of Security and Pledge Agreement
EXHIBIT C	-	Form of Opinion of Counsel
EXHIBIT D	-	Form of Assignment and Assumption
EXHIBIT E	-	Form of Borrowing Base Certificate
EXHIBIT F	-	Form of Joinder Agreement
EXHIBIT G	-	Form of Borrowing Request
EXHIBIT H	-	Form of Mortgage
EXHIBIT I	-	Form of Intercompany Subordination Agreement
EXHIBIT J	-	Form of Second Amended and Restated Fee Letter

SCHEDULE 1.01(a)	-	Designated Asset Sales
SCHEDULE 1.01(b)	-	Specified Account Debtors
SCHEDULE 1.01(c)	-	Restructuring Transactions
SCHEDULE 1.01(d)	-	Reliance Account Debtors
SCHEDULE 2.07	-	Existing Letters of Credit
SCHEDULE 3.05	-	Real Property
SCHEDULE 3.06	-	Liens
SCHEDULE 3.07	-	Compliance with Laws
SCHEDULE 3.10	-	Litigation
SCHEDULE 3.12	-	Taxes
SCHEDULE 3.15	-	Material Agreements
SCHEDULE 3.17	-	Capitalization and Subsidiaries
SCHEDULE 3.19	-	Location of Bank Accounts
SCHEDULE 3.20	-	Labor Disputes
SCHEDULE 3.21	-	Environmental Matters
SCHEDULE 4.01(e)	-	Mortgaged Properties
SCHEDULE 4.01(n)	-	Material Consents
SCHEDULE 6.03	-	Existing Indebtedness
SCHEDULE 6.07	-	Existing Investments
SCHEDULE 6.09	-	Disposition of Assets
SCHEDULE 6.11	-	Restrictive Agreements
SCHEDULE 10.01	-	Bank Accounts

SENIOR SECURED REVOLVING CREDIT AGREEMENT
          SENIOR SECURED REVOLVING CREDIT AGREEMENT, dated as of July 6, 2006, among KAISER ALUMINUM CORPORATION, a Delaware corporation (the “Parent”), KAISER ALUMINUM INVESTMENTS COMPANY, a Delaware corporation (“KAIC”), KAISER ALUMINUM FABRICATED PRODUCTS, LLC, a Delaware limited liability company (“KAFP”), and KAISER ALUMINIUM INTERNATIONAL, INC., a Delaware corporation (“KAII”, and together with the Parent, KAIC, KAFP and each other Subsidiary that becomes a Borrower pursuant to Section 5.13, each a “Borrower” and collectively, the “Borrowers”), JPMORGAN CHASE BANK, N.A., a national banking association organized under the laws of the United States (“JPMorgan Chase”), THE CIT GROUP/BUSINESS CREDIT, INC., a New York corporation (“CIT”), and each of the other financial institutions from time to time party hereto (together with JPMorgan Chase and CIT, the “Lenders”) and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders.
INTRODUCTORY STATEMENT
          The Borrowers have requested that the Lenders make available to the Borrowers loans and other extensions of revolving credit in an aggregate principal amount not to exceed $200,000,000 (subject to an increase of up to $75,000,000 pursuant to Section 2.22), which extensions of credit will be used by the Borrowers for the purposes set forth in Section 3.09.
          The Borrowers have agreed to secure all of the Secured Obligations by granting to the Administrative Agent, on behalf of the Lenders, a security interest in and lien upon the Collateral as set forth in the Security and Pledge Agreement and any Mortgages.
          Accordingly, the parties hereto hereby agree as follows:
     ARTICLE 1. DEFINITIONS
          SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
          “ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.
          “ABR Loan” shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article 2.
          “Account” shall mean “account” as defined in Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York, or when the context implies, the Uniform Commercial Code as in effect from time to time in any other applicable jurisdiction.
          “Account Debtor” shall mean any Person obligated on an Account.
          “Act” shall have the meaning given such term in Section 9.14.

          “Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the LIBO Rate for such interest period multiplied by the Statutory Reserve Rate.
          “Administrative Agent” shall have the meaning set forth in the first paragraph of this Agreement and together with its successors appointed pursuant to Article 8.
          “Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.
          “Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person.
          “Aggregate Credit Exposure” shall mean, at any time, the sum of the Revolving Credit Exposure of each of the Lenders.
          “Agreement” shall mean this Senior Secured Revolving Credit Agreement, as the same may be amended, restated, modified or supplemented from time to time.
          “Alternate Base Rate” shall mean, for any day, a rate per annum (rounded, if necessary, to the nearest 1/100 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
          “Anglesey” shall mean Anglesey Aluminium Limited, a United Kingdom corporation, in which KAIC holds a 49% interest.
          “Applicable Commitment Fee Rate” shall mean, at any time, with respect to the Commitment Fees payable hereunder, a rate equal to 0.20% per annum.
          “Applicable Equipment Value” shall mean, with respect to Eligible Equipment that is Class 2 Equipment, Class 3 Equipment, Class 4 Equipment, Class 5 Equipment or Class 6 Equipment, (x) from the date of purchase of such Eligible Equipment to the date such Eligible Equipment is appraised in accordance with the terms hereof, an amount equal to 80% of the cash purchase price of such Eligible Equipment (excluding any portion thereof attributable to engineering, design and other soft costs or to taxes, shipping, handling, storage, delivery or similar charges) paid by the acquiring Borrower to purchase such Eligible Equipment and (y) at all times thereafter, the lesser of (i) the amount determined in accordance with clause (x) and (ii) 80% of the appraised Net Orderly Liquidation Value of such Eligible Equipment.
          “Applicable Margin” shall mean, for any day, with respect to any ABR Loan or Eurodollar Loan, the applicable rate per annum set forth below under the caption “ABR Spread” or “Eurodollar Spread”, as the case may be, based on Quarterly Available Credit, provided that, until the end of the Fiscal Quarter ending September 30, 2006, the “Applicable Margin” shall be the applicable rate per annum set forth below in Category 2.

	Revolver	Revolver
Quarterly Available Credit	ABR Spread	Eurodollar Spread
Category 1 >125,000,000	0.00%	1.50%
Category 2 < 125,000,000 and > 75,000,000	0.00%	1.75%
Category 3 < 75,000,000	0.25%	2.00%
          For purposes of the foregoing, (a) the Applicable Margin shall be determined as of the end of each Fiscal Quarter of the Borrowers on a prospective basis for the immediately succeeding Fiscal Quarter based upon the Quarterly Available Credit for such ending Fiscal Quarter determined (absent manifest error) by the Administrative Agent using (i) the lesser of the Total Commitment and the Borrowing Base reported on each of the Borrowing Base Certificates delivered by the Borrowers’ Agent to the Administrative Agent pursuant to Section 5.07 during such Fiscal Quarter and (ii) the Aggregate Credit Exposure for each date of such Fiscal Quarter and (b) each change in the Applicable Rate resulting from a change in Quarterly Available Credit shall be effective as of the first date of such succeeding Fiscal Quarter following the quarter with respect to which the Quarterly Available Credit is calculated and ending on the date immediately preceding the effective date of the next such change, provided that Quarterly Available Credit shall be deemed to be in Category 3 (A) at any time that an Event of Default has occurred and is continuing or (B) at the option of the Administrative Agent if the Borrowers’ Agent fails to deliver the Borrowing Base Certificate required to be delivered by it pursuant to clause (a) above, during the period from the expiration of the time for delivery thereof until the date that such Borrowing Base Certificate is delivered. The Administrative Agent shall provide the Borrowers’ Agent with a statement of each calculation of Quarterly Available Credit promptly following the end of each Fiscal Quarter.
          “Approved Fund” shall have the meaning given such term in Section 9.04(b).
          “Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, substantially in the form of Exhibit D or any other form approved by the Administrative Agent.
          “Availability” shall mean, at any time, an amount equal to (a) the lesser of (i) the Total Commitment and (ii) the Borrowing Base, minus (b) the Aggregate Credit Exposure.
          “Availability Period” shall mean the period from and including the Closing Date to but excluding the Termination Date.
          “Banking Services” shall mean each and any of the following bank services provided to any Borrower by any Lender or any of its Affiliates: (a) commercial credit cards, (b) stored value cards, (c) purchasing cards and (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

          “Banking Services Obligations” shall mean, with respect to any Borrower, any and all obligations of such Borrower, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.
          “Banking Services Reserves” shall mean all Reserves which the Administrative Agent from time to time establishes in its Permitted Discretion for Banking Services then provided or outstanding.
          “Bankruptcy Code” shall mean The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101 et seq.
          “Bankruptcy Court” shall mean the United States Bankruptcy Court for the District of Delaware or any other court having jurisdiction over the Cases from time to time.
          “Board” shall mean the Board of Governors of the Federal Reserve System of the United States.
          “Borrowers” shall have the meaning as set forth in the first paragraph of this Agreement.
          “Borrowers’ Agent” shall mean the Parent, in its capacity as agent for the Borrowers, as more fully described in Section 1.03.
          “Borrowing” shall mean (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (b) a Swingline Loan or (c) a Protective Advance.
          “Borrowing Base” shall mean, at any time, an amount that is equal to the sum of:
               (i) 85% of Eligible Accounts Receivable; plus
               (ii) the lesser of (a) 65% of Eligible Inventory (valued at the lower of cost or market value, determined on a first-in, first-out basis), and (b) 85% of the Net Recovery Percentage (based upon the most recent Inventory appraisal delivered to the Administrative Agent in accordance with the terms hereof) of Eligible Inventory (valued at the lower of cost or market value, determined on a first-in, first-out basis); plus
               (iii) the Real Property Percentage multiplied by 65% of the appraised Fair Market Value of Eligible Real Estate; plus
               (iv) the sum of (A) the Class 1 Equipment Percentage multiplied by 80% of the appraised Net Orderly Liquidation Value of the Class 1 Equipment, plus (B) the Class 2 Equipment Percentage multiplied by the Applicable Equipment Value of the Class 2 Equipment, plus (C) the Class 3 Equipment Percentage multiplied by the Applicable Equipment Value of the Class 3 Equipment, plus (D) the Class 4 Equipment Percentage multiplied by the

Applicable Equipment Value of the Class 4 Equipment, plus (E) the Class 5 Equipment Percentage multiplied by the Applicable Equipment Value of the Class 5 Equipment, plus (F) the Class 6 Equipment Percentage multiplied by the Applicable Equipment Value of the Class 6 Equipment; minus
               (v) Reserves.
          The maximum amount that may be included in the Borrowing Base pursuant to clauses (iii) and (iv) above is $50,000,000, plus an amount equal to that portion of any Facility Increase allocated to the Fixed Asset Sublimit in accordance with Section 2.22 (the aggregate amount set forth in this sentence, the “Fixed Asset Sublimit”). The Administrative Agent retains the right to, from time to time, in its Permitted Discretion, establish additional standards of eligibility and reserves against eligibility and to reduce advance rates, with any changes in such standards to be effective upon delivery of notice thereof to the Borrowers’ Agent.
          “Borrowing Base Certificate” shall mean a certificate substantially in the form of Exhibit E together with all supporting documentation required to be delivered as specified in Schedule 1 to Exhibit E (with such changes therein from time to time as may be required by the Administrative Agent in its Permitted Discretion to reflect the components of and reserves against the Borrowing Base as provided for hereunder from time to time), executed and certified by a Financial Officer of the Borrowers’ Agent.
          “Borrowing Request” shall mean a borrowing request substantially in the form of Exhibit G or any other form approved by the Administrative Agent.
          “Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
          “Capital Expenditures” shall mean, without duplication, any actual cash expenditure for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Parent and its Subsidiaries prepared in accordance with GAAP.
          “Capital Lease” shall mean, with respect to any Person, any agreement pursuant to which such Person obtains the right to use any real or personal Property which is required to be classified and accounted for as a capital lease on the balance sheet of such Person under GAAP.
          “Capital Lease Obligations” shall mean, with respect to any Person, the obligations of such Person to pay rent or other amounts under any Capital Lease and, for purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
          “Cases” shall mean, collectively, the jointly administered cases filed by the Parent and certain of its Subsidiaries under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court.

          “Cash Collateralization” shall have the meaning given such term in Section 2.07(j).
          “Cash Management Accounts” shall mean those bank accounts of the Borrowers and their Significant Subsidiaries (excluding any foreign Subsidiary) listed on Schedule 3.19 that are maintained at one or more Cash Management Banks listed on Schedule 3.19.
          “Cash Management Bank” shall have the meaning given such term in Section 10.01(a).
          “CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended or otherwise modified from time to time.
          “CERCLIS” shall mean the Comprehensive Environmental Response Compensation Liability Information System List.
          “Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement; (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement; or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.16(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
          “Change of Control” shall mean (a) the acquisition after the date hereof of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) (other than the VEBA Trusts), of shares representing more than 45% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Parent; (b) the occupation of a majority of the seats (other than vacant seats) on the Board of Directors of the Parent by Persons who were neither (1) nominated by the Board of Directors of the Parent nor (2) appointed by directors so nominated or (c) the acquisition of direct or indirect Control of any of the Borrowers by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) other than the Parent.
          “Claims” shall have the meaning set forth in Section 101(5) of the Bankruptcy Code.
          “Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans or Protective Advances.
          “Class 1 Equipment” shall mean, collectively, any and all Eligible Equipment in existence on the Closing Date and for which the Administrative Agent has received an appraisal report with respect to such Eligible Equipment from an independent appraiser reasonably satisfactory to the Administrative Agent setting forth the Net Orderly Liquidation Value of such Eligible Equipment.

          “Class 1 Equipment Percentage” shall mean, as of any date, the percentage equal to one hundred percent (100%) minus the percentage obtained by dividing the number of full calendar months elapsed since the Closing Date by eighty-four (84).
          “Class 2 Equipment” shall mean, collectively, any and all Eligible Equipment acquired by any Borrower after the Closing Date and on or before December 31, 2006.
          “Class 2 Equipment Percentage” shall mean, as of any date after December 31, 2006, the percentage equal to one hundred percent (100%) minus the percentage obtained by dividing the number of full calendar months elapsed since December 31, 2006 by eighty-four (84).
          “Class 3 Equipment” shall mean, collectively, any and all Eligible Equipment acquired by any Borrower during the period beginning January 1, 2007 and ending December 31, 2007.
          “Class 3 Equipment Percentage” shall mean, as of any date after December 31, 2007, the percentage equal to one hundred percent (100%) minus the percentage obtained by dividing the number of full calendar months elapsed since December 31, 2007 by eighty-four (84).
          “Class 4 Equipment” shall mean, collectively, any and all Eligible Equipment acquired by any Borrower during the period beginning January 1, 2008 and ending December 31, 2008.
          “Class 4 Equipment Percentage” shall mean, as of any date after December 31, 2008, the percentage equal to one hundred percent (100%) minus the percentage obtained by dividing the number of full calendar months elapsed since December 31, 2008 by eighty-four (84).
          “Class 5 Equipment” shall mean, collectively, any and all Eligible Equipment acquired by any Borrower during the period beginning January 1, 2009 and ending December 31, 2009.
          “Class 5 Equipment Percentage” shall mean, as of any date after December 31, 2009, the percentage equal to one hundred percent (100%) minus the percentage obtained by dividing the number of full calendar months elapsed since December 31, 2009 by eighty-four (84).
          “Class 6 Equipment” shall mean, collectively, any and all Eligible Equipment acquired by any Borrower during the period beginning January 1, 2010 and ending December 31, 2010.
          “Class 6 Equipment Percentage” shall mean, as of any date after December 31, 2010, the percentage equal to one hundred percent (100%) minus the percentage obtained by dividing the number of full calendar months elapsed since December 31, 2010 by eighty-four (84).

          “Closing Date” shall mean the date on which this Agreement has been executed and the conditions precedent to the making of the initial Loans set forth in Section 4.01 have been satisfied or waived, which date shall occur on the date requested by the Borrowers’ Agent following the date of entry of the Confirmation Order and the District Court Order but in no event later than August 31, 2006.
          “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
          “Collateral” shall mean any and all property owned, leased or operated by a Person granted as security for the Secured Obligations pursuant to any other Loan Document and any and all other property of any Borrower, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Administrative Agent, on behalf of itself and the Lenders, to secure the Secured Obligations.
          “Collateral Access Agreement” shall mean any landlord waiver or other agreement, in form and substance reasonably satisfactory to the Administrative Agent, between the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, and any third party (including any bailee, consignee, customs broker, or other similar Person) in possession of any Collateral or any landlord of any Borrower for any real Property where any Collateral is located and pursuant to which such third party, among other things, waives or subordinates any Lien such third party may have in respect of the Collateral, as such landlord waiver or other agreement may be amended, restated, supplemented or otherwise modified from time to time.
          “Collateral Documents” shall mean, collectively, the Security and Pledge Agreement, the Mortgages and any other documents granting a Lien upon the Collateral as security for payment of the Secured Obligations.
          “Collateral Monitoring Fees” shall have the meaning set forth in Section 5.08.
          “Commitment” shall mean, with respect to any Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit, Swingline Loans and Protective Advances hereunder, as such commitment may be (a) reduced from time to time pursuant to the terms hereof and (b) reduced or increased from time to time pursuant to assignments by or to Lender pursuant to Section 9.04(b) or pursuant to a Facility Increase in accordance with Section 2.22. The initial amount of each Lender’s Commitment is set forth on Annex A – Commitment Schedule or, if applicable, in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment. The initial aggregate amount of all of the Lenders’ Commitments is $200,000,000.
          “Commitment Fee” shall have the meaning set forth in Section 2.13.
          “Commitment Letter” shall mean that certain Commitment Letter, dated January 14, 2005, among the Administrative Agent, JPMSI, CIT, the Parent and KACC, as amended by Amendment No. 1 thereto, dated January 10, 2006, Amendment No. 2 thereto, dated April 26, 2006, and Amendment No. 3 thereto, dated April 26, 2006.

          “Commitment Percentage” shall mean, with respect to any Lender, (a) with respect to Revolving Loans, Letter of Credit Exposure or Swingline Loans, a portion thereof equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the Total Commitment (if the Commitments have terminated or expired, the Commitment Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments), (b) with respect to Protective Advances or with respect to the Aggregate Credit Exposure prior to the Termination Date, a portion thereof equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the Total Commitment, and (c) with respect to Protective Advances or with respect to the Aggregate Credit Exposure after the Termination Date, a portion thereof equal to a fraction the numerator of which is such Lender’s Revolving Credit Exposure and the denominator of which is the Aggregate Credit Exposure.
          “Commitment Schedule” shall mean the Schedule attached as Annex A hereto and identified as the Commitment Schedule.
          “Commodity Swap Agreement” shall mean any Swap Agreement involving or settled by reference to one or more commodities.
          “Confirmation Order” shall mean the order confirming the Reorganization Plan, attached as Exhibit A-2, entered by the Bankruptcy Court on February 6, 2006.
          “Consummation Date” shall mean the date of the substantial consummation (as defined in Section 1101 of the Bankruptcy Code and which for purposes of this Agreement shall be no later than the effective date of a Reorganization Plan) of a Reorganization Plan that is confirmed pursuant to the Confirmation Order and affirmed by the District Court Order.
          “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
          “Covenant Release Event” shall mean, as of any date following the occurrence of a Covenant Trigger Event, the first date upon which both of the following conditions have been satisfied: (i) Availability has exceeded $50,000,000 for each day during the ninety (90) consecutive calendar day period ending on such date after the immediately preceding Covenant Trigger Event and (ii) at least 365 days have elapsed since the date of the last Covenant Release Event, if any.
          “Covenant Trigger Event” shall mean any date on which Availability has been less than $35,000,000 for any period of five (5) consecutive Business Days ending on such date. A Covenant Trigger Event shall be deemed to have occurred and be continuing from the occurrence of such Covenant Trigger Event up to but not including the first date upon which a Covenant Release Event occurs following such Covenant Trigger Event.
          “Default” shall mean any event or condition which constitutes an Event of Default or which upon notice, lapse of time, or both would, unless cured or waived, constitute an Event of Default.

          “Defaulting Lender” shall have the meaning given to such term in Section 2.08(b).
          “Departing Lender” shall have the meaning given to such term in Section 2.20(b).
          “Designated Asset Sale” shall mean each asset sale that is described on Schedule 1.01(a) hereto.
          “Disqualified Indebtedness” shall mean any Indebtedness for borrowed money and any bond, note, indenture or similar instrument issued, assumed or acquired in connection with an acquisition if the instrument governing such Indebtedness or other obligation (i) has a scheduled maturity date earlier than ninety (90) days after the Maturity Date or (ii) requires any Borrower to make any scheduled or mandatory payments of principal or to otherwise purchase or redeem, or make sinking fund or other similar payments with respect to, such Indebtedness earlier than ninety (90) days after the Maturity Date; provided that the amount of such Indebtedness under this clause (ii) shall be the aggregate principal amount of all such scheduled or mandatory payments, purchases, redemptions, or sinking fund or other similar payments required to be made earlier than ninety (90) days after the Maturity Date.
          “District Court” shall mean the United States District Court for the District of Delaware.
          “District Court Order” shall mean the order affirming the Confirmation Order, attached as Exhibit A-3, entered by the District Court on May 11, 2006.
          “Dollars” and “$” shall mean lawful money of the United States of America.
          “Dominion Release Event” shall mean, as of any date following the occurrence of a Dominion Trigger Event, the first date upon which both of the following conditions have been satisfied: (i) Availability has exceeded $65,000,000 for each day during the ninety (90) consecutive calendar day period ending on such date after the immediately preceding Dominion Trigger Event and (ii) at least 365 days have elapsed since the date of the last Dominion Release Event, if any.
          “Dominion Trigger Event” shall mean any date on which Availability has been less than $50,000,000 for any period of five (5) consecutive Business Days ending on such date. A Dominion Trigger Event shall be deemed to have occurred and be continuing from the occurrence of such Dominion Trigger Event up to but not including the first date upon which a Dominion Release Event occurs following such Dominion Trigger Event.
          “EBITDA” shall mean, for the Borrowers and their Subsidiaries on a consolidated basis, for any period, in each case as determined in accordance with GAAP, Net Income for such period plus, (a) to the extent deducted in determining Net Income for such period, (i) Interest Expense, (ii) expense or benefit for income taxes, (iii) depreciation, (iv) amortization, (v) extraordinary losses incurred, and (vi) any other non-cash charges except to the extent that any such non-cash charge (x) could reasonably be expected to result in a cash payment during the term of this Agreement or (y) represents amortization of a prepaid cash item paid in a prior period, minus (b) to the extent included in determining Net Income, extraordinary gains realized.

          “EDGAR” shall mean the SEC’s Electronic Data Gathering Analysis and Retrieval System (or any successor system).
          “Eligible Accounts Receivable” shall mean, at any time, all Accounts of the Borrowers unless such Account is excluded from “Eligible Accounts Receivable” in accordance with the following provisions of this definition. Without limiting the Administrative Agent’s Permitted Discretion provided herein, Eligible Accounts Receivable shall not include any Account: (i) which is not subject to a perfected first-priority security interest in favor of the Administrative Agent; (ii) which is subject to any Lien other than (a) a Lien in favor of the Administrative Agent and (b) a Permitted Lien or other Lien permitted under this Agreement in each case, which does not have priority over the Lien in favor of the Administrative Agent; (iii) with respect to which more than ninety (90) days have elapsed since the date of the original invoice therefor; (iv) owing by an Account Debtor as to which 25% or more of the dollar amount of all accounts owing by such Account Debtor are more than ninety (90) days past the date of the original invoice for such accounts; (v) to any one Account Debtor or group of affiliated Account Debtors that are in excess of 15% of total Eligible Accounts Receivable (or, solely in the case of the Reliance Account Debtors, that are in excess of 25% of total Eligible Accounts Receivable); provided that in each such case only those Accounts Receivable owing to such Account Debtor or group of affiliated Account Debtors that are in excess of 15% (or 25% in the case of the Reliance Account Debtors) of the total Eligible Accounts Receivable as set forth on the most recent Borrowing Base Certificate delivered hereunder shall be deemed ineligible as a result of this clause (v); (vi) with respect to which any covenant, representation, or warranty contained in this Agreement or in the Security Agreement has been breached in any material respect or is not true in all material respects; (vii) which does not arise from the sale of goods or performance of services in the ordinary course of the applicable Borrower’s business; (viii) which is not evidenced by an invoice or other documentation reasonably satisfactory to the Administrative Agent which has been sent to the Account Debtor; (ix) which is contingent upon the completion of any further performance by any Borrower or Affiliate of any Borrower (other than alumina purchase or sales agreements and product returns in the ordinary course of business); (x) owing by a director, officer, employee or Affiliate of any Borrower; (xi) for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by the applicable Borrower (other than bill and hold Accounts which satisfy the requirements set forth in clause (xxiii) below); (xii) which is owed by an Account Debtor which has (a) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (b) had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (c) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws, (d) admitted in writing its inability, or is generally unable to, pay its debts as they become due, (e) become insolvent, or (f) ceased operation of its business; provided, however, that in each case of clauses (a) through (f) above the Administrative Agent may determine, in its Permitted Discretion, that post-petition Accounts owning by a debtor-in-possession under Chapter 11 of the Bankruptcy Code shall not be deemed ineligible; (xiii) which is owed by any Account Debtor which has sold all or substantially all of its assets; (xiv) which is owed by (a) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the U.S. unless such Account is backed by a Letter of Credit acceptable to the Administrative Agent which is in the possession of the Administrative Agent, or (b) the government of the United States of America, or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Administrative Agent in such Account have been complied with to the Administrative Agent’s satisfaction; (xv) which is owed by an Account Debtor which (a) does not maintain its chief executive office in the U.S., the United Kingdom or Canada (other than the Canadian province of Quebec) or (b) is not organized under applicable law of the U.S., any state of the U.S., the United Kingdom, Canada, or any province of Canada (other than the Canadian province of Quebec) unless such Account is either (x) backed by a Letter of Credit acceptable to the Administrative Agent which is in the possession of the Administrative Agent or (y) owed by an Account Debtor specified by the Administrative Agent in its Permitted Discretion; provided, however, such Accounts of Account Debtors under this clause (y) shall not exceed 20% of the total Eligible Accounts Receivable, or (z) owed by an Account Debtor listed on Schedule 1.01(b), as such schedule may be amended from time to time by the Borrowers’ Agent with the consent of the Required Lenders; (xvi) which is or is reasonably likely to be subject to any counterclaim, deduction, defense, setoff or dispute and then only to the extent of such counterclaim, deduction, defense, setoff or dispute; (xvii) which is evidenced by any promissory note, chattel paper or instrument; (xviii) which is owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit the applicable Borrower to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Borrower has filed such report or is qualified to do business in such jurisdiction; (xix) with respect to which any Borrower or Affiliate of any Borrower has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business; (xx) which the Administrative Agent determines in its Permitted Discretion may not be paid by reason of the Account Debtor’s inability to pay or which the Administrative Agent otherwise determines in its Permitted Discretion is unacceptable for any reason whatsoever; (xxi) that is payable in any currency other than Dollars, other than Accounts (a) payable in Euros, Pounds Sterling, or Canadian Dollars and (b) specified by the Administrative Agent in its Permitted Discretion; provided, however, that the amount of all such Accounts payables in Euros, Pounds Sterling and Canadian Dollars shall not exceed in the aggregate $4,000,000; provided, further, that, with respect to Accounts owed in any currency other than Dollars, the value of such Accounts for purposes of calculating the Borrowing Base shall be expressed in Dollars as of the date of the applicable Borrowing Base Certificate, each such value to be calculated on a basis acceptable to the Administrative Agent in its Permitted Discretion; (xxii) which is a guaranteed sale, sale and return, sale on approval, consignment, cash-on-delivery or other repurchase or return basis (excluding Accounts that are subject to returns in the ordinary course of business); (xxiii) that is the subject of a bill and hold or for which the goods have not been shipped (provided that such Account will be deemed eligible if the Account Debtor with respect to such Account has delivered an agreement (in form and substance acceptable to the Agent) between the Account Debtor, the applicable Borrower and the Administrative Agent pursuant to which such Account Debtor unconditionally agrees to accept delivery of such goods and waives any rights of off-set with respect to such Account or such Account Debtor unconditionally agrees to pay in cash for such Account in the event such Account Debtor elects not to take delivery); (xxiv) which represents a progress billing; and (xxv) such other categories as may be established by the Administrative Agent in its Permitted

Discretion. Notwithstanding the foregoing, any domestic Account which would otherwise be deemed ineligible may be deemed eligible by the Administrative Agent in its Permitted Discretion if such Account is supported by a letter of credit in form and substance acceptable to the Administrative Agent.
          “Eligible Equipment” shall mean machinery, equipment and rolling stock (solely for purposes of this definition and any definition used in the calculation of the Borrowing Base, “Equipment”) owned by a Borrower and located in the United States, which satisfies each of the following requirements: (i) the applicable Borrower has good and marketable title to the Equipment; (ii) the full purchase price for the Equipment has been paid by the applicable Borrower; (iii) the Equipment is located on premises owned or leased by the applicable Borrower (provided that with respect to Equipment that is located at a leased facility, the Administrative Agent shall have received a Collateral Access Agreement in form and substance acceptable to the Administrative Agent or the Administrative Agent shall have implemented Reserves in an amount equal to three (3) months rent for such leased facility, but without duplication of any Reserves for rent pursuant to any other provision of this Agreement); (iv) the Equipment is in good repair and working order; (v) the Equipment is not subject to any agreement which restricts the ability of the applicable Borrower to use, sell, transport or dispose of the Equipment or which restricts the Administrative Agent’s ability to take possession of, sell or otherwise dispose of the Equipment; (vi) the Equipment does not constitute “fixtures” under the applicable laws of the jurisdiction in which the Equipment is located; (vii) solely in the case of Class 1 Equipment, the Administrative Agent has received an appraisal report with respect to the Equipment from an independent appraiser reasonably satisfactory to the Administrative Agent setting forth the Net Orderly Liquidation Value of the Equipment; (viii) the Administrative Agent has a perfected first-priority Lien on the Equipment subject to no other Liens, except Liens permitted under Section 6.01 hereof that are subordinate and junior to the Lien in favor of the Administrative Agent; and (ix) the Administrative Agent has not determined, in its Permitted Discretion that such Equipment is ineligible.
          “Eligible Inventory” shall mean, at any time, the Inventory of a Borrower unless such Inventory is excluded from the definition of Eligible Inventory in accordance with the following provisions of this definition. Without limiting the Administrative Agent’s Permitted Discretion provided herein, Eligible Inventory shall not include any Inventory: (i) which is not subject to a first-priority perfected security interest in favor of the Administrative Agent; (ii) which is subject to any Lien other than (a) a Lien in favor of the Administrative Agent and (b) a Lien permitted under Section 6.01 hereof which Lien is subordinate and junior to the Lien in favor of the Administrative Agent; (iii) which is, in the Administrative Agent’s opinion, applying its Permitted Discretion, slow moving, obsolete, unmerchantable, defective, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quantity; (iv) with respect to which any covenant, representation, or warranty contained in this Agreement or the Security Agreement has been breached in any material respect or is not true in all material respects; (v) which does not conform in all material respects to all standards imposed by any governmental authority; (vi) located outside of the United States and Canada or located in the Canadian province of Quebec; (vii) that is in transit except for Inventory in transit between locations controlled by a Borrower; (viii) which is located in any location not owned or operated by a Borrower or is in the possession of a bailee unless the owner of such property, the bailee, and any other applicable party has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may in its Permitted Discretion require (provided, however, that $4,000,000 of such Inventory may be included in the Borrowing Base even if Collateral Access Agreements and such other documentation as the Administrative Agent may require have not been obtained for such Inventory); (ix) which is located in any location not owned by a Borrower but is operated by such Borrower, unless the owner of such property and any other applicable party has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may in its Permitted Discretion require or the Administrative Agent shall have implemented Reserves equal to three months rent for such facility, but without duplication of any Reserves for rent pursuant to any other provision of this Agreement; (x) which contains or bears any intellectual property rights licensed from any party other than a Borrower unless the Administrative Agent is satisfied, in its Permitted Discretion, that it may sell or otherwise dispose of such Inventory without (a) infringing the rights of such licensor, (b) violating any contract with such licensor, or (c) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement; (xi) which is not reflected in the books and records of the applicable Borrower; (xii) that is held by any Borrower on consignment or which any Borrower has placed on consignment with another Person (other than a Person that is a third party processor of such Inventory (in which case such Inventory shall be included as Eligible Inventory to the extent provided in clause (viii) above)); (xiii) that consists of display items or packing or shipping materials or stores; provided that such stores may be deemed eligible in the Administrative Agent’s Permitted Discretion upon receipt of an inventory appraisal with respect to such stores, which appraisal shall be done in a manner acceptable to the Administrative Agent by an appraiser acceptable to the Administrative Agent; (xiv) which is bill-and-hold goods, returned or repossessed goods, or goods which are not of a type held for sale in the ordinary course of the applicable Borrower’s business; (xv) which is perishable; and (xvi) such other categories as may be established by the Administrative Agent in its Permitted Discretion.
          “Eligible Real Estate” shall mean any real Property which meets all of the following specifications:
               (a) one of the Borrowers is the record owner of and has good fee title to such real Property;
               (b) such Borrower has the right to subject such real Property to a Lien in favor of the Administrative Agent for the ratable benefit of the Lenders;
               (c) the Administrative Agent shall have received a Mortgage with respect to such real Property, duly executed by such Borrower, together with evidence that (i) counterparts of the Mortgage have been duly delivered for filing or recording in all filing or recording offices that the Administrative Agent may reasonably deem necessary or desirable in order to create a first priority perfected Lien in favor of the Administrative Agent for the benefit of the Lenders on such real Property, free and clear of all Liens of any nature whatsoever (except for Permitted Liens acceptable to the Administrative Agent in its Permitted Discretion) and (ii) all filing and recording taxes and fees necessary to properly record the Mortgage in such offices have been paid;

               (d) such real Property is not subject to any contractual restriction on the Administrative Agent’s ability to sell or otherwise dispose of such real Property;
               (e) the Administrative Agent shall have received Phase I (and, if necessary, Phase II) environmental reports delivered with respect to such real Property together with letters from the environmental engineering firms reasonably satisfactory to the Administrative Agent providing that the Administrative Agent and the Lenders may rely upon such reports, each in form and substance reasonably acceptable to the Administrative Agent;
               (f) with respect to such real Property, such surveys or surveyor certificates as the Administrative Agent may reasonably require, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent;
               (g) the Administrative Agent shall have received evidence reasonably acceptable to the Administrative Agent as to whether such real Property is located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards and requiring either the applicable Borrower that is the owner of the real Property or the Administrative Agent to purchase special flood insurance and, if so required, evidence that the applicable Borrower that owns such real Property has obtained flood hazard insurance as required by law;
               (h) with respect to such real Property, the Administrative Agent shall have received an ALTA loan title insurance policy or an unconditional commitment therefor with extended coverage, including insurance over matters that would be disclosed by an accurate survey, issued by a title company reasonably satisfactory to Administrative Agent insuring the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, that the applicable Mortgage insured thereby creates a valid first lien on such real Property, in an amount not less than the appraised fair market value of such real Property and insuring that fee simple title to such Property is vested in the applicable Borrower, subject only to any exceptions as may be reasonably acceptable to the Administrative Agent and which appear as exceptions on Schedule B to the applicable title insurance loan policy, which policy shall include endorsements, including a comprehensive lender’s endorsement and any other legally available endorsements, assurances or affirmative coverage reasonably requested by the Administrative Agent;
               (i) the Administrative Agent shall have received copies of all recorded documents listed as exceptions to title or otherwise referred to in such title insurance loan policy and any other such documents as Administrative Agent shall reasonably request;
               (j) the Administrative Agent shall have received appraisals, together with reliance letters where applicable, concerning such real Property from one or more independent real estate appraisers reasonably satisfactory to the Administrative Agent, which appraisals shall set forth the Fair Market Value of such real Property and be in form, scope and substance reasonably satisfactory to the Administrative Agent and shall satisfy the requirements of any applicable laws and regulation;
               (k) if requested by the Administrative Agent, the Administrative Agent shall have received an opinion of local counsel for the Borrowers in the State in which the real Property is located with respect to the enforceability and perfection of the Mortgage and any related fixture filings in form and substance reasonably satisfactory to the Administrative Agent;
               (l) in the event that the Mortgage with respect to such real Property is not sufficient, pursuant to local law, to perfect the Lien of the Administrative Agent in the Fixtures located on such real Property, a UCC fixture financing statement shall have been duly delivered for filing or recording in all filing or recording offices that the Administrative Agent may reasonably deem necessary or desirable in order to create a first priority perfected Lien in favor of the Administrative Agent for the benefit of the Lenders on such Fixtures; and
               (m) the Administrative Agent has not determined, in its Permitted Discretion, that such real Property is ineligible.
          “Environmental Compliance Reserve” shall mean any reserve which the Administrative Agent establishes in its Permitted Discretion from time to time for amounts that are reasonably likely to be expended by the Borrowers and their Subsidiaries in order for the Borrowers and their Subsidiaries and their respective operations and property (a) to comply with Environmental Laws in all material respects, (b) to correct in all material respects any such non-compliance with Environmental Laws or (c) to satisfy any Environmental Liability.
          “Environmental Laws” shall mean all applicable federal, state, local or foreign statutes, laws, regulations, ordinances, codes, rules, requirements and guidelines (including consent decrees and administrative orders to which any Borrower or any of its Subsidiaries is subject) relating to protection of human health or the environment or imposing liability or standards of conduct concerning any Hazardous Material, as any of the foregoing may be from time to time amended or supplemented.
          “Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrowers or any of their Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law; (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials; (c) exposure to any Hazardous Materials; (d) the release or threatened release of any Hazardous Materials into the environment; or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
          “Environmental Lien” shall mean a Lien in favor of any Governmental Authority for (a) any liability under Environmental Laws; or (b) damages arising from or costs incurred by such Governmental Authority in response to a release or threatened release of a hazardous or toxic waste, substance or constituent, or other substance into the environment.
          “Equipment” shall mean (a) any machinery or equipment and (b) any other Property classified as “equipment” under the UCC.
          “Equity Interests” shall mean shares of capital stock in a corporation, partnership interests in a partnership, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
          “ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with any Borrower or any Subsidiary of any Borrower would be deemed to be a single employer within the meaning of Section 414(b), (c), (m), or (o) of the Code.
          “Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.
          “Eurodollar Loan” shall mean any Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Section 2.
          “Event of Default” shall have the meaning given such term in Section 7.
          “Excluded Asset Disposition” shall mean (i) any Designated Asset Sale, (ii) any sale of inventory in the ordinary course of business and (iii) any sale, transfer or other disposition of one or more assets in a single transaction or series of related transactions if the aggregate proceeds received in connection with such transaction or series of related transactions is less than $500,000.
          “Excluded Subsidiaries” shall mean Reorganized KACC, Kaiser Bauxite and Trochus and any of their Subsidiaries. Under no circumstances will an Excluded Subsidiary be, or be deemed to be, a Significant Subsidiary or a Subsidiary hereunder.
          “Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) Taxes imposed on or measured by its overall net income or its overall gross income (other than withholding Taxes) and franchise Taxes imposed in lieu thereof by the United States of America or by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its lending office or principal executive office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which such lending office or principal executive office is located and (c) in the case of a Lender, any withholding Tax that is imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Lender’s failure to comply with Section 2.18(e), provided however, that an assignee of a Lender or a newly designated lending office shall not be subject to this clause (c) to the extent of any additional amounts which at the time of designation or assignment the designating or assigning Lender was entitled to receive that were not subject to this clause (c).
          “Existing Credit Agreement” shall mean that certain Secured Super-Priority Debtor-in-Possession Revolving Credit and Guaranty Agreement dated as of February 11, 2005, as amended, among the “Borrowers” (as defined therein), the “Guarantors” (as defined therein), the Existing Lenders and JPMorgan Chase, as administrative agent.
          “Existing Lenders” shall mean the financial institutions from time to time party to the Existing Credit Agreement.

          “Existing Letters of Credit” shall mean the letters of credit described on Schedule 2.07.
          “Extraordinary Receipts” shall mean any Net Proceeds received by any Borrower not in the ordinary course of business, including, without limitation, (i) foreign, United States, state or local tax refunds, (ii) pension plan reversions, (iii) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (iv) indemnity payments, (v) any purchase price adjustment received in connection with any purchase agreement, and (vi) any proceeds from any escrow; provided, however, that such indemnity payments or proceeds shall not include proceeds from any insurance for asbestos claims and demands, silica claims and demands, coal tar pitch volatile claims and demands and noise induced hearing loss claims in escrow as of the date hereof or later received.
          “Facility Increase” shall have the meaning specified in Section 2.22.
          “Facility Increase Amount” shall have the meaning specified in Section 2.22.
          “Facility Increase Effective Date” shall have the meaning specified in Section 2.22.
          “Fair Market Value” shall mean, with respect to real Property of any Person, the fair market value thereof as determined in the most recent appraisal received by the Administrative Agent in accordance with the terms hereof, which appraisal shall be done in a manner acceptable to the Administrative Agent by an appraiser acceptable to the Administrative Agent.
          “Federal Funds Effective Rate” shall mean, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
          “Fee Letter” shall mean, collectively (i) that certain Second Amended and Restated Fee Letter, dated July 6, 2006, among JPMorgan Chase, JPMSI, the Parent and KACC, (ii) that certain Amendment Fee Letter, dated December 23, 2005, among JPMorgan Chase, the Parent and KACC, and (iii) that certain Second Amendment Fee Letter, dated April 26, 2006, among JPMorgan Chase, the Parent and KACC.
          “Fees” shall collectively mean the Commitment Fee, the Letter of Credit Fees, the Collateral Monitoring Fees, other fees referred to in Section 2.13, and all other fees referred to in any Loan Document.
          “Financial Officer” shall mean, with respect to any Person, the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of such Person or any other Person who performs a function similar to any of the foregoing and has been identified in writing to the Administrative Agent as a “Financial Officer” hereunder.
          “Fiscal Month” shall mean any of the monthly accounting periods of the Borrowers and their Subsidiaries.
          “Fiscal Quarter” shall mean any of the quarterly accounting periods of the Borrowers and their Subsidiaries, ending on March 31, June 30, September 30 and December 31 of each year.
          “Fiscal Year” shall mean any of the annual accounting periods of the Borrowers and their Subsidiaries ending on December 31 of each year.
          “Fixed Asset Sublimit” shall have the meaning specified in the definition of Borrowing Base.
          “Fixed Charge Coverage Ratio” shall mean the ratio, determined as of the end of any period, of (a) EBITDA for the period of determination minus Net Capital Expenditures for such period of determination to (b) Fixed Charges for such period of determination, all calculated for the Borrowers and their Subsidiaries on a consolidated basis in accordance with GAAP; provided that for periods ending prior to the end of the fourth full Fiscal Quarter following the Closing Date, the Borrowers may submit a written request to the Administrative Agent proposing adjustments to EBITDA and Fixed Charges for purposes of calculating the Fixed Charge Coverage Ratio for the applicable period to more accurately reflect the allocation or exclusion of one-time charges over two or more Fiscal Quarters and, if the Required Lenders consent to such adjustments, such adjustment shall be made for calculating Fixed Charge Coverage Ratio for the applicable period.
          “Fixed Charges” shall mean, for the Borrowers and their Subsidiaries on a consolidated basis, with reference to any period, without duplication, cash Interest Expense paid during such period, plus scheduled principal payments on Indebtedness (including rent or other payments on Capital Lease Obligations other than imputed interest components thereof) made during such period, plus, if and to the extent Availability at the time of measurement is less than the amount of the Borrowing Base attributable at such time to Equipment and real estate, the reduction in Availability during such period resulting from the amortization of the components of the Borrowing Base consisting of Equipment and real estate, plus, expense for income taxes paid in cash during such period, plus dividends or other distributions paid in cash to holders of Equity Interests in the Parent in respect thereof during such period (excluding distributions paid to holders of Equity Interests in the Parent pursuant to the Reorganization Plan on account of Claims in the Cases).
          “Fixtures” shall mean any Property classified as “fixtures” under the UCC.
          “Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrowers’ Agent is located. For purposes of this definition, the United States of America, each State thereof, and the District of Columbia shall be deemed to constitute a single jurisdiction.

          “Funding Account” shall have the meaning set forth in Section 4.01(u).
          “GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time applied in accordance with Section 1.02.
          “Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
          “Guarantee” shall mean, with respect to any Person (such Person, a “guarantor”), any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof; (ii) to purchase or lease property, securities or services for the primary purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof; (iii) to advance funds to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; or (iv) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of any guarantor shall be deemed to be the lower of (x) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (y) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee.
          “Hazardous Materials” shall mean any “hazardous substance,” as defined by CERCLA; any “hazardous waste,” as defined by the Resource Conservation and Recovery Act, as amended; any petroleum product; or any pollutant or contaminant or hazardous, dangerous, or toxic chemical, material, or substance regulated under or within the meaning of any other Environmental Law.
          “Indebtedness” shall mean, at any time and with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or with respect to deposits or advances of any kind; (ii) all obligations of such Person for the deferred purchase price of property or services (other than accounts payable arising out of the purchases of property, including inventory, and services purchased, and expense accruals and deferred compensation items in the ordinary course of business); (iii) all obligations of such Person upon which interest charges are customarily paid; (iv) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (v) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; (vi) all Capital Lease Obligations of such Person; (vii) all reimbursement, payment or similar obligations of such Person, contingent or otherwise, under acceptance, letter of credit or similar facilities; (viii) all Swap Obligations of such Person (and the amount of Indebtedness attributable to all Swap Obligations of such Person shall be deemed to be the Net Mark-to-Market Exposure with respect thereto); (ix) all Guarantees by such Person of Indebtedness of others; (x) all Indebtedness referred to in clauses (i) through (ix) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, provided that, if such Person has not assumed such obligations, then the amount of Indebtedness of such Person for purposes of this clause (x) shall be equal to the lesser of the amount of the obligations of the holder of such obligations and the fair market value of the assets of such Person which secure such obligations; (xi) obligations under any liquidated earn-out; and (xii) obligations of such Person to purchase securities or other property prior to the date that is six months after the Maturity Date arising out of or in connection with the sale of the same or substantially similar securities or property or any other Off-Balance Sheet Liability. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
          “Indemnified Taxes” shall mean Taxes other than Excluded Taxes.
          “Indemnitee” shall have the meaning given to such term in Section 9.03.
          “Insufficiency” shall mean, with respect to any Plan, its “amount of unfunded benefit liabilities” within the meaning of Section 4001(a)(18) of ERISA, if any.
          “Insurer Appeals” shall mean the appeals of the District Court Order filed by (i) Columbia Casualty Insurance Company, Transcontinental Insurance Co., Harbor Insurance Co., Continental Insurance Company, docketed in the Third Circuit Court of Appeals as case number 06-3045; (ii) Republic Indemnity Company and Transport Insurance Company, f/k/a Transport Indemnity Company, docketed in the Third Circuit Court of Appeals as case number 06-3046; and (iii) TIG Insurance Company, docketed in the Third Circuit Court of Appeals as case number 06-3047.
          “Intercompany Subordination Agreement” shall have the meaning given to such term in Section 6.03.
          “Intercreditor Agreement” shall mean the Intercreditor Agreement dated the date hereof, between the Administrative Agent and Wilmington Trust Company, as collateral agent for the holders of the “Obligations” as defined in the Term Loan Agreement.
          “Interest Election Request” shall mean a request by the Borrowers to convert or continue a Borrowing in accordance with Section 2.09.
          “Interest Expense” shall mean, with reference to any period, the interest expense of the Borrowers and their Subsidiaries calculated on a consolidated basis in conformity with GAAP for such period.

          “Interest Payment Date” shall mean (i) as to any Eurodollar Loan, the last day of each applicable Interest Period, and, in the case of any Interest Period longer than three months, on each successive date three months after the first day of such Interest Period and (ii) as to all ABR Loans, the last calendar day of each month in arrears and the date on which any ABR Loans are refinanced with Eurodollar Loans pursuant to Section 2.09.
          “Interest Period” shall mean, as to any Borrowing of Eurodollar Loans, the period commencing on the date of such Borrowing (including as a result of a refinancing of ABR Loans) or on the last day of the preceding Interest Period applicable to such Borrowing and ending on the numerically corresponding day (or if there is no corresponding day, the last day) in the calendar month that is one, two, three or six months thereafter, as the Borrowers’ Agent may elect in the related notice delivered pursuant to Sections 2.04 or 2.09; provided, however, that (i) if any Interest Period would end on a day which shall not be a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, and (ii) no Interest Period shall end later than the Maturity Date.
          “Inventory” shall mean “inventory” as defined in Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York, or when the context implies, the Uniform Commercial Code as in effect from time to time in any other applicable jurisdiction.
          “Investments” shall have the meaning given such term in Section 6.07.
          “Issuing Bank” shall mean JPMorgan Chase, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.07. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
          “Joinder Agreement” shall have the meaning set forth in Section 5.13.
          “JPMorgan Chase” shall have the meaning set forth in the first paragraph of this Agreement.
          “JPMSI” shall mean J.P. Morgan Securities Inc.
          “KACC” shall mean Kaiser Aluminum & Chemical Corporation, a Delaware corporation.
          “KACL” shall mean Kaiser Aluminum Canada Limited, an Ontario corporation.
          “KAFP” shall have the meaning set forth in the first paragraph of this Agreement.
          “KAIC” shall have the meaning set forth in the first paragraph of this Agreement.
          “KAII” shall have the meaning set forth in the first paragraph of this Agreement.

          “Kaiser Bauxite” shall mean Kaiser Bauxite Company, a Nevada corporation.
          “Kaiser Bellwood” shall mean Kaiser Bellwood Corporation, a Delaware corporation.
          “Lender Affiliate” shall mean, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in Lender loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in Lender loans and similar extensions of credit, any other fund that invests in Lender loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
          “Lenders” shall mean the Persons listed on the Commitment Schedule and any other Person that shall have become a party hereto as a Lender pursuant to an Assignment and Assumption or in connection with a Facility Increase, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.
          “Letter of Credit” shall mean any irrevocable letter of credit issued or deemed issued pursuant to Section 2.07, which letter of credit shall be (i) a letter of credit, (ii) issued for purposes that are consistent with the ordinary course of business of any Borrower, or for such other purposes as are reasonably acceptable to the Administrative Agent, (iii) denominated in Dollars and (iv) otherwise in such form as may be reasonably approved from time to time by the Administrative Agent and the applicable Issuing Bank.
          “Letter of Credit Account” shall mean the account established by the Borrowers under the sole and exclusive control of the Administrative Agent maintained at the office of the Administrative Agent at 270 Park Avenue, New York, New York 10017 designated as the “Kaiser Letter of Credit Account” that shall be used solely for the purposes set forth in Section 2.07(j).
          “Letter of Credit Disbursement” shall mean a payment made by the Issuing Bank pursuant to a Letter of Credit.
          “Letter of Credit Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate amount of all Letter of Credit Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The Letter of Credit Exposure of any Lender at any time shall be its Commitment Percentage of the total Letter of Credit Exposure at such time.
          “Letter of Credit Fees” shall mean the fees payable in respect of Letters of Credit pursuant to Section 2.13.
          “Letter of Credit Shortfall Amount” shall mean an amount equal to the difference of (x) the amount of Letter of Credit Exposure at such time, less (y) the amount on deposit in the

Letter of Credit Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations.
          “LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor page or any successor to such service or any substitute page or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits (for delivery on the first day of such period) with a term equivalent to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of comparable size and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.
          “Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest of any kind whatsoever in, on or of such asset; (b) the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention agreement (or any financing having substantially the same economic effect as any of the foregoing) relating to such asset; and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
          “Loan” shall mean any loan or advance made by the Lenders pursuant to this Agreement including, without limitation, Revolving Loans, unreimbursed Letter of Credit Disbursements, Swingline Loans and Protective Advances.
          “Loan Documents” shall mean this Agreement, the Letters of Credit, the Security and Pledge Agreement, the Mortgages, the Intercreditor Agreement and any other instrument or agreement executed and delivered to the Administrative Agent or any Lender in connection herewith (including, all other pledges, powers of attorney, consents, assignments, contracts, notices and letter of credit agreements, whether heretofore, now or hereafter executed by or on behalf of any Borrower, or any Responsible Officer of any Borrower, and delivered to the Administrative Agent or any Lender in connection with the Agreement or the transactions contemplated thereby). Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.
          “Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, operations, prospects or financial condition of the Borrowers taken as a whole, (b) the ability of the Borrowers taken as a whole to perform any obligations under the Loan Documents, (c) the Collateral, or the Administrative Agent’s Liens (on behalf of itself and the Lenders) on the Collateral or the priority of such Liens, or (d) the rights of or benefits available to the Administrative Agent or the Lenders hereunder or under any other Loan Document.
          “Material Indebtedness” shall mean any Indebtedness (other than the Loans and Letters of Credit) of any one or more of the Borrowers and the Subsidiaries of any Borrower in an aggregate principal amount exceeding $20,000,000. For purposes of determining Material Indebtedness, the “obligations” of any Borrower or Subsidiary of any Borrower in respect of any Swap Agreement at any time shall be the Net Mark-to-Market Exposure that such Borrower or Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
          “Maturity Date” shall mean July 6, 2011.
          “McNeil Appeal” shall mean the appeal of the District Court Order filed by Duncan J. McNeil and pending before the Third Circuit Court of Appeals.
          “Mortgage” shall mean any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, on real Property of a Borrower, including any amendment, modification or supplement thereto.
          “Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) any Borrower or a Subsidiary of any Borrower or an ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which any Borrower or a Subsidiary of any Borrower or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.
          “Multiple Employer Plan” shall mean a Single Employer Plan, which (i) is maintained for employees of any Borrower or an ERISA Affiliate and at least one person (as defined in Section 3(9) of ERISA) other than any Borrower and its ERISA Affiliates or (ii) was so maintained and in respect of which any Borrower or an ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such Plan has been or were to be terminated.
          “National Priorities List” shall mean the list established pursuant to Section 105 of CERCLA, as amended, modified, supplemented, or replaced from time to time.
          “Net Capital Expenditures” shall mean, with respect to any period of determination, the total Capital Expenditures for such period minus that portion of such Capital Expenditures that are financed with Indebtedness described in Section 6.03(ii) or 6.03(xiv).
          “Net Income” shall mean, with reference to any period, the net income (or loss) of the Parent and its Subsidiaries (other than any Excluded Subsidiary and its Subsidiaries) calculated on a consolidated basis for such period.
          “Net Mark-to-Market Exposure” shall mean, with respect to any Person, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Swap Agreement transactions. As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Swap Agreement transactions as of the date of determination (assuming the Swap Agreement transactions were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Swap Agreement transactions as of the date of determination (assuming such Swap Agreement transactions were to be terminated as of that date).
          “Net Orderly Liquidation Value” shall mean, with respect to Inventory or Equipment of any Person, the orderly liquidation value thereof as determined in the most recent appraisal received by the Administrative Agent in accordance with the terms hereof, which appraisal shall be done in a manner acceptable to the Administrative Agent by an appraiser acceptable to the Administrative Agent, net of all costs of liquidation thereof.
          “Net Proceeds” shall mean, if in connection with (a) an asset disposition, cash proceeds received by any Borrower net of (i) commissions, attorneys’ fees, accountants’ fees, investment banking fees and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by such Borrower in connection therewith (in each case, paid to non-Affiliates of such Borrower); (ii) taxes actually payable in respect thereof and reasonable estimates of taxes actually payable with respect to such transaction in the tax year of such transaction or in the following tax year; (iii) amounts payable to holders of senior Liens on such asset (to the extent such Liens constitute Permitted Liens or other Liens permitted under Section 6.01 hereunder), if any; (iv) an appropriate reserve for income taxes in accordance with GAAP established in connection therewith; and (v) amounts escrowed or reserved against indemnification, obligations or purchase price adjustments; provided, however, that Net Proceeds shall not include any such amounts so received by such Borrower in respect of any asset disposition made in any Fiscal Year until the aggregate amount of cash received by all Borrowers in respect of asset dispositions during such Fiscal Year exceeds $2,500,000 (excluding cash received in connection with any Excluded Asset Disposition), in which case Net Proceeds shall constitute solely such amounts in excess thereof; or (b) the issuance or incurrence of Indebtedness, cash proceeds net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith; or (c) an equity issuance, cash proceeds net of underwriting discounts and commissions and other reasonable costs paid to non-Affiliates in connection therewith, provided, however, that Net Proceeds shall not include any cash received in connection with the exercise of stock options granted to employees or directors of any Borrower or any of its Subsidiaries; or (d) Extraordinary Receipts received by any Borrower, the amount of cash proceeds received (directly or indirectly) from time to time by or on behalf of such Borrower or any of its Subsidiaries after deducting therefrom only (i) expenses related thereto incurred by such Person or such Subsidiary in connection therewith; (ii) transfer taxes paid by such Person or such Subsidiary in connection therewith; (iii) net income taxes to be paid in connection therewith (after taking into account any tax credits or deductions and any tax sharing arrangements); and (iv) that portion of the cash proceeds received which the applicable Borrower is legally obligated pursuant to any agreement binding on the applicable Borrower entered into prior to the date hereof to pay to another Person, provided, however, that Net Proceeds shall not include any such amounts so received by such Borrower in respect of any Extraordinary Receipt in any Fiscal Year until the aggregate amount of cash received by all Borrowers in respect of Extraordinary Receipts during such Fiscal Year exceeds $2,500,000, in which case Net Proceeds shall constitute solely such amounts in excess thereof.

          “Net Recovery Percentage” shall mean the fraction, expressed as a percentage, (a) the numerator of which is the amount estimated to be recoverable in respect of the Net Orderly Liquidation Value of Eligible Inventory and (b) the denominator of which is the aggregate original cost of the Eligible Inventory (it being understood that all purchase price and inventory and manufacturing variances are considered eligible) subject to such appraisal.
          “Non-Consenting Lender” shall have the meaning specified in Section 9.02(e).
          “Notice of Facility Increase” shall have the meaning specified in Section 2.22.
          “Obligations” shall mean all unpaid principal of and accrued and unpaid interest on the Loans, all Letter of Credit Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrowers to the Lenders or to any Lender, the Administrative Agent, the Issuing Bank or any Indemnitee arising under the Loan Documents. Nothing in this definition of Obligations shall permit the Borrowers or their Significant Subsidiaries to incur or permit to exist any Indebtedness not otherwise permitted pursuant to the terms hereof. The Obligations include interest (including interest that accrues or that would accrue but for the filing of a bankruptcy case by any Borrower, whether or not such interest would be an allowable claim under any applicable bankruptcy or other similar proceeding) and other obligations accruing or arising after commencement of any case under any bankruptcy or similar laws by or against any Borrower (or that would accrue or arise but for the commencement of any such case).
          “Off-Balance Sheet Liability” shall mean, with respect to any Person, (a) any repurchase obligation or liability for the principal amount thereof of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any sale and leaseback transaction which is not a Capital Lease Obligation and under which such Person retains ownership of the Property so leased for Federal income tax purposes, other than any lease under which such Person is the lessor, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person, but excluding from this clause (c) operating leases and Capital Lease Obligations.
          “Offerees” shall have the meaning specified in Section 2.22.
          “Other Taxes” shall mean any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.
          “Parent” shall have the meaning specified in the preamble to this Agreement.
          “PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor agency or entity performing substantially the same functions.
          “Permitted Acquisition” shall mean any acquisition by any Borrower in a transaction that satisfies each of the following requirements:

          (a) such acquisition is not a hostile or contested acquisition;
          (b) the business acquired in connection with such acquisition (i) is predominantly located in the U.S. and the parent company and its material subsidiaries are organized under U.S. and applicable state laws, and (ii) is not engaged, directly or indirectly, in any material line of business other than the businesses in which the Borrowers are engaged on the Closing Date and any business activities that are substantially similar, related, or incidental thereto;
          (c) both before and after giving effect to such acquisition and the Loans (if any) requested to be made in connection therewith, each of the representations and warranties in the Loan Documents is true and correct in all material respects (except (i) any such representation or warranty which relates to a specified prior date and (ii) to the extent the Lenders have been notified in writing by the Borrowers’ Agent that any representation or warranty is not correct and the Required Lenders have explicitly waived in writing compliance with such representation or warranty);
          (d) as soon as available, but not less than thirty (30) days prior to such acquisition, the applicable Borrower has provided the Administrative Agent (i) notice of such acquisition and (ii) a copy of all business and financial information reasonably requested by the Administrative Agent including pro forma financial statements, statements of cash flow, and Availability projections;
          (e) if the Accounts and Inventory acquired in connection with such Acquisition are proposed to be included in the determination of the Borrowing Base, the Administrative Agent shall have conducted an audit and field examination of such Accounts and Inventory to its satisfaction prior to such inclusion;
          (f) the sum of the cash consideration paid in connection with such acquisition plus the amount of Disqualified Indebtedness assumed, acquired or issued in connection with such acquisition does not exceed $50,000,000 in the aggregate for all acquisitions made during the term of this Agreement (excluding, however, all acquisitions to which this clause (f) does not apply by operation of the proviso below); provided that this clause (f) shall not apply if, after giving effect to the completion of such acquisition, Availability immediately after the completion of such acquisition will not be less than $150,000,000 on a pro forma basis which pro forma presentation shall treat all cash consideration given, and the amount of Disqualified Indebtedness assumed, acquired or issued, in connection with such acquisition as having been paid in cash at the time of making such acquisition; provided, further, that if a Facility Increase occurs, such $150,000,000 minimum pro forma Availability shall be increased on the Facility Increase Effective Date by 66.67% of the actual Facility Increase Amount occurring on such date, such that, in the event of a Facility Increase of $75,000,000, such minimum pro forma Availability shall be $200,000,000;
          (g) if such acquisition is an acquisition of the Equity Interests of a Person or a merger or consolidation with another Person, the acquisition, merger or consolidation is structured so that the Person so acquired, merged or consolidated shall become a wholly-owned

Subsidiary of the applicable Borrower and, in accordance with Section 5.13(a), a Borrower pursuant to the terms of this Agreement;
          (h) if such acquisition is an acquisition of assets, the acquisition is structured so that a Borrower shall acquire such assets;
          (i) if such acquisition is an acquisition of Equity Interests, such acquisition will not result in any violation of Regulation U;
          (j) no Borrower shall, as a result of or in connection with any such acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation, or other matters) that at the time of such acquisition could be reasonably expected to have a Material Adverse Effect;
          (k) in connection with an acquisition of the Equity Interests of any Person, all Liens on property of such Person (other than liens in favor of the Administrative Agent securing the Secured Obligations and any Liens that would constitute Liens permitted under Section 6.01) shall be terminated unless the Lenders in their sole discretion consent otherwise, and in connection with an acquisition of the assets of any Person, all Liens on such assets (other than liens in favor of the Administrative Agent securing the Secured Obligations and any Liens that would constitute Liens permitted under Section 6.01) shall be terminated;
          (l) if the applicable acquisition is to be consummated during a Dominion Trigger Event, the Fixed Charge Coverage Ratio shall be greater than 1.00 to 1.00 for the most recently completed Fiscal Quarter;
          (m) the Borrowers’ Agent shall certify (and provide the Lenders with a pro forma calculation in form and substance reasonably satisfactory to the Lenders) to the Lenders that, after giving effect to the completion of such acquisition, Availability immediately after the completion of such acquisition will not be less than $75,000,000 on a pro forma basis which pro forma presentation shall treat all cash consideration given, and the amount of Disqualified Indebtedness assumed, acquired or issued, in connection with such acquisition as having been paid in cash at the time of making such acquisition; provided, further, that if a Facility Increase occurs, such $75,000,000 minimum pro forma Availability shall be increased on the Facility Increase Effective Date by 33.33% of the actual Facility Increase Amount occurring on such date, such that, in the event of a Facility Increase of $75,000,000, such minimum pro forma Availability shall be $100,000,000; and
          (n) no Default exists or would result therefrom.
          “Permitted Commodity Swap Agreement” shall mean any Commodity Swap Agreement that (i) involves or is settled with respect to electricity, natural gas, alumina, bauxite or other mineral or metal used in the business of the Borrowers or their Significant Subsidiaries, and (ii) is entered into in the ordinary course of business to hedge against fluctuations in the price of electricity, natural gas, alumina, bauxite or other minerals or metals used in the business of the Borrowers or their Significant Subsidiaries and not for speculative purposes.

          “Permitted Discretion” shall mean a determination by the Administrative Agent made in good faith and in the exercise of reasonable (from the perspective of a secured asset based lender) business judgment.
          “Permitted Investments” shall mean:
          (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within twelve months from the date of acquisition thereof;
          (b) without limiting the provisions of clause (d) below, investments in commercial paper maturing within six months from the date of acquisition thereof and having, at such date of acquisition, a rating of at least “A-2” or the equivalent thereof from Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. or of at least “P-2” or the equivalent thereof from Moody’s Investors Service, Inc.;
          (c) investments in certificates of deposit, bankers acceptances and time deposits (including Eurodollar time deposits) maturing within six months from the date of acquisition thereof issued or guaranteed by or placed with (i) any domestic office of the Administrative Agent or the bank with whom the Borrowers maintain their cash management system; provided that if such bank is not a Lender hereunder, such bank shall have entered into an agreement with the Administrative Agent pursuant to which such bank shall have waived all rights of setoff and confirmed that such bank does not have, nor shall it claim, a security interest therein or (ii) any domestic office of any other commercial bank of recognized standing organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $250,000,000 and is the principal Banking Subsidiary of a bank holding company having a long-term unsecured debt rating of at least “A-2” or the equivalent thereof from Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. or at least “P-2” or the equivalent thereof from Moody’s Investors Service, Inc.;
          (d) investments in commercial paper issued by any Person organized under the laws of any state of the United States and rated at least “P-1” (or the then equivalent grade) by Moody’s Investors Service, Inc. or at least “A-1” (or the then equivalent grade) by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., in each case, with maturities of not more than 360 days from the date of acquisition thereof;
          (e) investments in repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) above entered into with any office of a bank or trust company meeting the qualifications specified in clause (c) above; and
          (f) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (a) through (e) above.
          “Permitted Liens” shall mean (i) Liens imposed by law (other than Environmental Liens and any Lien imposed under ERISA) for Taxes not yet delinquent or which are being contested in compliance with Section 5.04; (ii) Liens of landlords and Liens of carriers, warehousemen, workmen, repairmen, vendors, consignors, mechanics, materialmen and other Liens (other than Environmental Liens and any Lien imposed under ERISA) imposed by law and created in the ordinary course of business; (iii) Liens (other than any Lien imposed under ERISA) incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or governmental insurance or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts; (iv) easements (including, without limitation, reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, reservations, mineral leases, encroachments, variations and zoning laws, ordinances, other restrictions and rights reserved to or vested in any municipality or government or proper authority to control or regulate any Property of the Parent or its Subsidiaries, charges or encumbrances (whether or not recorded) and interest of ground lessors, minor defects and irregularities in the title to any Property, which do not interfere materially with the ordinary conduct of the business of the Borrowers, and which do not materially detract from the value of the property to which they attach or materially impair the use thereof to the Borrowers; (v) purchase money Liens (including capital leases) upon or in any property acquired or held in the ordinary course of business to secure the purchase price of such property solely for the purpose of financing the acquisition of such property to the extent such purchase money Liens secure Indebtedness incurred in accordance with Section 6.03(ii); (vi) pledges or deposits in the ordinary course to secure leases entered into in the ordinary course of business; (vii) pledges and deposits of cash and Permitted Investments with a commodity broker or dealer for the purpose of margining or securing the obligations of any Borrower or Significant Subsidiary under a Permitted Commodity Swap Agreement; (viii) any interest of a consignor in goods held by any Borrower or Significant Subsidiary on consignment provided that such goods are held on consignment in the ordinary course of business consistent with past practices; and (ix) extensions, renewals, or replacements of any Lien referred to in clauses (i) through (viii) above; provided that the principal amount of the obligation secured thereby is not increased and that any such extension, renewal or replacement is limited to the property encumbered thereby.
          “Person” shall mean any natural person, corporation, and division of a corporation, limited liability company, partnership, trust, joint venture, association, company, estate, unincorporated organization, Governmental Authority or other entity.
          “PI Trust” shall have the meaning given to such term in the Reorganization Plan.
          “PI Trust Assets” shall have the meaning given to such term in the Reorganization Plan.
          “Plan” shall mean a Single Employer Plan or a Multiple Employer Plan.
          “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMorgan Chase as its prime rate; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
          “Projections” shall have the meaning assigned such to term in Section 5.01(e).

          “Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.
          “Protective Advance” shall have the meaning assigned to such term in Section 2.05.
          “Quarterly Available Credit” means, with respect to any Fiscal Quarter, the average daily Availability for such Fiscal Quarter, provided that with respect to the Fiscal Quarter during which the Closing Date occurs, any day prior to the Closing Date shall not be included in such calculation.
          “Real Property Percentage” shall mean, as of any date, the percentage equal to one hundred percent (100%) minus the percentage obtained by dividing the number of full calendar months elapsed since the Closing Date by one hundred twenty (120).
          “Register” shall have the meaning set forth in Section 9.04.
          “Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
          “Release” shall mean any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including, without limitation, the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), or into or out of any property, including the movement of any Hazardous Material through the air, soil, surface water, groundwater or property.
          “Reliance Account Debtor” shall mean each Account Debtor that is listed on Schedule 1.01(d) hereto.
          “Reorganization Plan” shall mean a plan of reorganization attached as Exhibit A-1 hereto.
          “Reorganized KACC” shall mean Kaiser Aluminum & Chemical Corporation, LLC, a Delaware limited liability company.
          “Report” shall mean any report prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of any Borrower from information furnished by or on behalf of the Borrowers, which Reports may be distributed to the Lenders by the Administrative Agent.
          “Required Lenders” shall mean, at any time, Lenders having Revolving Credit Exposure and unused Commitments representing at least 51% of the sum of the Aggregate Credit Exposure and Unused Total Commitments at such time.
          “Requirement of Law” shall mean, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
          “Reserves” shall mean, collectively, any and all reserves which the Administrative Agent deems necessary, in its Permitted Discretion, to maintain (including, without limitation, Banking Services Reserves, Environmental Compliance Reserves, reserves for rent at locations leased by any Borrower and for consignee’s, warehousemen’s and bailee’s charges, reserves for dilution of Accounts, reserves for Inventory shrinkage, reserves for customs charges and shipping charges related to any Inventory in transit, reserves for Swap Obligations, reserves for contingent liabilities of any Borrower, reserves for uninsured losses of any Borrower, reserves for uninsured, underinsured, unindemnified or underindemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Borrower.
          “Responsible Officer” shall mean, with respect to any Person, the president, chief executive officer, chief financial officer, treasurer or controller of such Person, or any attorney in the office of such Person’s general counsel.
          “Restructuring Transactions” shall mean the transactions scheduled to occur on or prior to the effective date of the Reorganization Plan and which are listed on Schedule 1.01(c).
          “Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Revolving Loans and its Letter of Credit Exposure; plus (b) an amount equal to its Commitment Percentage of the aggregate principal amount of Swingline Loans at such time (without duplication of amounts transferred by such Lender in respect of a Settlement pursuant to Section 2.06(c) to the extent included in clause (a) above), plus (c) an amount equal to its Commitment Percentage of the aggregate principal amount of Protective Advances outstanding at such time.
          “Revolving Loan” shall mean any Loan made pursuant to Section 2.02.
          “SEC” shall mean the Securities and Exchange Commission.
          “Secured Obligations” shall mean all Obligations, together with all (i) Banking Services Obligations and (ii) Swap Obligations owing to one or more Lenders or their respective Affiliates; provided that prior to or within 10 Business Days (or longer if the Administrative Agent otherwise agrees) following the time that any transaction relating to such Banking Services Obligation or Swap Obligation, as applicable is executed, the Lender party thereto (other than JPMorgan Chase) shall have delivered written notice to the Administrative Agent that such a transaction has been entered into and that it constitutes a Secured Obligation entitled to the benefits of the Collateral Documents.
          “Secured Party” shall mean the Administrative Agent, the Issuing Bank, each Lender and each other Person that is from time to time the holder of a Secured Obligation.
          “Security and Pledge Agreement” shall have the meaning set forth in Section 4.01(d).

          “Settlement” shall have the meaning assigned to such term in Section 2.06(c).
          “Settlement Agreement” shall mean the agreement reached with the PBGC and approved by the Bankruptcy Court on January 24, 2005, as amended (such amendment approved by the Bankruptcy Court on October 26, 2005).
          “Settlement Date” shall have the meaning assigned to such term in Section 2.06(c).
          “Significant Subsidiary” shall mean (other than an Excluded Subsidiary) each Subsidiary of the Parent that
               (a) is listed on Schedule 3.17;
               (b) accounted for at least 5% of consolidated revenues of the Parent and its Subsidiaries from sales to third parties for the four Fiscal Quarters of the Parent ending on the last day of the last Fiscal Quarter of the Parent immediately preceding the date as of which any such determination is made; or
               (c) has assets (other than assets which are eliminated in consolidation) which represent at least 5% of the consolidated assets of the Parent and its Subsidiaries as of the last day of the last Fiscal Quarter of the Parent immediately preceding the date as of which any such determination is made, all of which, with respect to clauses (b) and (c), shall be as included in the consolidated financial statements of the Parent for the period, or as of the date, in question.
          “Single Employer Plan” shall mean a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (i) is maintained for employees of any Borrower or an ERISA Affiliate or (ii) was so maintained and in respect of which any Borrower or an ERISA Affiliate could have liability under Title IV of ERISA in the event such Plan has been or were to be terminated.
          “Statutory Reserve Rate” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal as in effect on any date of determination and established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
          “Subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, association or other business entity (whether now existing or hereafter organized) of which at least a majority of the securities or other ownership interests having ordinary voting power for the election of directors is, at the time as of which any determination is being made, owned or controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Under no circumstances will an Excluded Subsidiary be, or be deemed to be, a Significant Subsidiary or a Subsidiary hereunder.
          “Supporting Letter of Credit” shall mean a standby letter of credit, in form and substance satisfactory to the Administrative Agent, issued by an issuer satisfactory to the Administrative Agent, in a stated amount equal to 105% of the Letter of Credit Shortfall Amount.
          “Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Borrower or any of their Subsidiaries shall be a Swap Agreement.
          “Swap Obligations” shall mean, with respect to any Person, any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buybacks, reversals, terminations or assignments of any Swap Agreement transaction.
          “Swingline Lender” shall mean JPMorgan Chase, in its capacity as lender of Swingline Loans hereunder.
          “Swingline Loan” shall have the meaning assigned to such term in Section 2.06(a).
          “Tax” or “Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
          “Tax Related Person” shall mean any Person (including, without limitation, a beneficial owner of an interest in a pass-through entity) whose income is realized through or determined by reference to the Administrative Agent, Issuing Bank or any Participant or any Tax Related Person of any of the foregoing.
          “Terminated Plans” shall mean (i) the Kaiser Aluminum Salaried Employees Retirement Plan, terminated by the PBGC effective December 17, 2003; (ii) the Kaiser Aluminum Pension Plan, terminated by the PBGC effective April 30, 2004; and (iii) the Kaiser Aluminum Inactive Pension Plan, terminated by the PBGC effective June 30, 2004.
          “Termination Date” shall mean the earlier to occur of (i) the Maturity Date and (ii) the acceleration of the Loans and the termination of the Total Commitment in accordance with the terms hereof.

          “Termination Event” shall mean, except with respect to the Terminated Plans or Plans actually terminated in accordance with the terms of the Settlement Agreement, (i) with respect to any Plan sponsored or contributed to by the Borrowers or any ERISA Affiliate, a “reportable event”, as such term is described in Section 4043(c) of ERISA (other than a “reportable event” as to which the 30-day notice is waived) or an event described in Section 4068 of ERISA and excluding events which would not be reasonably likely (as reasonably determined by the Agent) to have a material adverse effect on the financial condition, operations, business, properties or assets of the Borrowers taken as a whole; (ii) any reportable event or other event related to the withdrawal of the Borrowers or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a “substantial employer,” as such term is defined in Section 4001(a)(2) of ERISA, (iii) the incurrence of liability by the Borrowers or any ERISA Affiliate under Section 4064 of ERISA upon the termination of a Multiple Employer Plan; (iv) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (v) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (vi) the incurrence by the Borrowers or any of their ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan (other than a Terminated Plan); (vii) the receipt by the Borrowers or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan (other than a Terminated Plan); (viii) the incurrence by the Borrowers or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan (other than a Terminated Plan) or Multiemployer Plan; or (ix) the receipt by the Borrowers or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrowers or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
          “Term Loan Agreement” shall mean that Term Loan and Guaranty Agreement dated the date hereof among KAFP, as Borrower, Parent, KAIC and KAII, as Guarantors, the “Lenders” (as defined therein) party thereto, JPMorgan Chase, as administrative agent, and Wilmington Trust Company, as collateral agent.
          “Total Commitment” shall mean, at any time, the sum of the Commitments at such time.
          “Trochus” shall mean Trochus Insurance Company, Ltd., a Bermuda entity.
          “Type” when used in respect of any Loan or Borrowing shall refer to the Rate of interest by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, “Rate” shall mean the Adjusted LIBO Rate or the Alternate Base Rate, as applicable.
          “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

          “United States” and “U.S.” shall mean the United States of America.
          “Unliquidated Obligations” shall mean, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.
          “Unused Total Commitment” shall mean, with respect to all Lenders, at any time, (i) the Total Commitment less (ii) the sum of (x) the aggregate outstanding principal amount of all Loans and (y) the aggregate Letter of Credit Exposure.
          “VEBA Trusts” shall mean the Union VEBA Trust (as defined in the Reorganization Plan) and the Retired Salaried Employees VEBA Trust (as defined in the Reorganization Plan).
          “Withdrawal Liability” shall have the meaning given such term under Part I of Subtitle E of Title IV of ERISA.
          SECTION 1.02 Classifications of Loans and Borrowings; Terms Generally. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”). The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Sections, Exhibits and Schedules shall be deemed references to Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. The words “asset” and “property” shall be construed to have the same meaning and effect and refer to any and all tangible and intangible assets and properties. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrowers’ Agent notifies the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrowers’ Agent that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Terms that are defined in the Uniform Commercial Code as in effect in the State of New York from time to time shall have the same meaning herein unless otherwise defined herein.

          SECTION 1.03 The Parent As Agent For Borrowers. Each Borrower hereby irrevocably appoints the Parent as the borrowing agent and attorney-in-fact for all Borrowers (the “Borrowers’ Agent”) which appointment shall remain in full force and effect unless and until the Administrative Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed the Borrowers’ Agent. Each Borrower hereby irrevocably appoints and authorizes the Borrowers’ Agent (i) to provide the Administrative Agent with all notices with respect to Borrowings and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Borrowers’ Agent deems appropriate on its behalf to obtain Borrowings and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Funding Account, Cash Management Account, Concentration Account and Collateral of Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that no Lender shall incur any liability to any Borrower as a result hereof.
          SECTION 1.04 The Term “Borrower” or “Borrowers”. Unless otherwise specifically provided herein, all references to “Borrower” or “Borrowers” herein shall refer to and include each Borrower separately and all representations contained herein shall be deemed to be separately made by each of them, and each of the covenants, agreements and obligations set forth herein shall be deemed to be the joint and several covenants, agreements and obligations of them. Any notice, request, consent, report or other information or agreement delivered to the Administrative Agent or any other Lender by any Borrower shall be deemed to be ratified by, consented to and also delivered by each other Borrower. Unless otherwise specified in this Agreement, the parties hereto anticipate that any notice, request, consent, report or other information or agreement to be delivered in connection with this Agreement by Borrowers to the Administrative Agent will be executed by the Borrowers’ Agent, on behalf of Borrowers, and that any such notice, request, consent, report or other information or agreement delivered to the Administrative Agent and executed by the Borrowers’ Agent shall be deemed to be executed by the Borrowers’ Agent on behalf of all the Borrowers. In addition, unless otherwise specified in this Agreement, the parties hereto anticipate that any advances made hereunder by any Lender to Borrowers shall be disbursed directly to the Borrowers’ Agent.
          SECTION 1.05 Secured Obligations Not Affected. The Secured Obligations of the Borrowers shall not be affected by (i) the failure of the Administrative Agent or a Lender to assert any claim or demand or to enforce any right or remedy against any Borrower under the provisions of this Agreement or any other Loan Document or otherwise; (ii) any extension or renewal of any provision hereof or thereof; (iii) any rescission, waiver, compromise, acceleration, amendment or modification of any of the terms or provisions of any of the Loan Documents; (iv) the release, exchange, waiver or foreclosure of any security held by the Administrative Agent for the Secured Obligations or any of them; (v) the failure of the Administrative Agent or a Lender to exercise any right or remedy against any other Borrower; (vi) the release or substitution of any Borrower; or (vii) any other circumstance that might otherwise constitute a discharge of a surety, other than, in each case, the payment in full in cash of the Secured Obligations.

     ARTICLE 2. AMOUNT AND TERMS OF CREDIT
          SECTION 2.01 The Facility. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (ii) the Aggregate Credit Exposures exceeding the Total Commitment. The Issuing Bank will issue Letters of Credit hereunder on the terms and conditions set forth below. The Facility shall be composed of Revolving Loans, Swingline Loans, Protective Advances and Letters of Credit as set forth below.
          SECTION 2.02 Revolving Loans. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (ii) the Aggregate Credit Exposure exceeding the lesser of (x) the sum of the Total Commitments or (y) the Borrowing Base, subject to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.05. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.
          SECTION 2.03 Loans and Borrowings.
               (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. Any Protective Advance shall be made in accordance with the procedures set forth in Section 2.05. Subject to Section 2.04 and Section 2.15, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrowers’ Agent may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Subject to Section 2.15, each Lender at its option may make a Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.
               (b) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. ABR Revolving Borrowings may be in any amount. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) Eurodollar Borrowings outstanding.
               (c) Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
          SECTION 2.04 Requests for Borrowings. To request a Borrowing, the Borrowers’ Agent shall notify the Administrative Agent of such request by telephone, fax, e-mail or written Borrowing Request (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, Central time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 p.m., Central time, on the date of the proposed Borrowing. Any such Borrowing Request shall be irrevocable and shall, if made in writing, by facsimile, or by e-mail, be signed by the Borrowers’ Agent or, if made by telephone, be confirmed promptly by hand delivery, e-mail or facsimile to the Administrative Agent of a written Borrowing Request and be signed by the Borrowers’ Agent. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.03:
               (i) the aggregate amount of the requested Borrowing;
               (ii) the date of such Borrowing, which shall be a Business Day;
               (iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
               (iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
          SECTION 2.05 Protective Advances.
               (a) Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time after the occurrence and during the continuance of an Event of Default in the Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to make Loans to the Borrowers, on behalf of all Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Secured Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of principal, interest, Letter of Credit Disbursements, fees, premiums, reimbursable expenses and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”); provided that no Protective Advance shall cause the Aggregate Credit Exposure to exceed the Total Commitment; provided further that the aggregate amount of Protective Advances outstanding at any time, which were made pursuant to clauses (i), (ii) and (iii) above, shall not at any time exceed $10,000,000. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of the Administrative Agent in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances shall be ABR Borrowings. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time that there is sufficient Availability and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the Lenders to make a Revolving Loan to repay a Protective Advance. At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.05(b).
               (b) Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Commitment Percentage.
          SECTION 2.06 Swingline Loans.
               (a) The Administrative Agent, the Swingline Lender and the Revolving Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after the Borrowers request an ABR Borrowing, the Swingline Lender may elect to have the terms of this Section 2.06(a) apply to such Borrowing Request by advancing, on behalf of the Lenders and in the amount requested, same day funds to the Borrowers on the applicable Borrowing date to the Funding Account (each such Loan made solely by the Swingline Lender pursuant to this Section 2.06(a) is referred to in this Agreement as a “Swingline Loan”), with settlement among them as to the Swingline Loans to take place on a periodic basis as set forth in Section 2.06(c). Each Swingline Loan shall be subject to all the terms and conditions applicable to other ABR Loans funded by the Lenders, except that all payments thereon shall be payable to the Swingline Lender solely for its own account. In addition, the Borrowers hereby authorize the Swingline Lender to, and the Swingline Lender shall, subject to the terms and conditions set forth herein (but without any further written notice required), not later than 3:00 p.m., Central time, on each Business Day, make available to the Borrowers by means of a credit to the Funding Account, the proceeds of a Swingline Loan to the extent necessary to pay items to be drawn on any Cash Management Account that day (as determined based on notice from the Agent). The aggregate amount of Swingline Loans outstanding at any time shall not exceed $17,500,000. The Swingline Lender shall not make any Swingline Loan if the requested Swingline Loan exceeds Availability either before giving effect to the Swingline Loan or immediately after giving effect to such Swingline Loan. All Swingline Loans shall be ABR Borrowings.
               (b) Upon the making of a Swingline Loan (whether before or after the occurrence of a Default and regardless of whether a Settlement has been requested with respect to such Swingline Loan), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swingline Lender or the Administrative Agent, as the case may be, without recourse or warranty, an undivided interest and participation in such Swingline Loan in proportion to its Commitment Percentage of the Commitment. The Swingline Lender or the Administrative Agent may, at any time, require the Lenders to fund their participations. From and after the date, if any, on which any Lender is required to fund its participation in any Swingline Loan purchased hereunder, the Administrative

Agent shall promptly distribute to such Lender, such Lender’s Commitment Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Loan.
               (c) The Administrative Agent, on behalf of the Swingline Lender, shall request settlement (a “Settlement”) with the Lenders on at least a weekly basis on any date that the Administrative Agent elects, by notifying the Lenders of such requested Settlement by facsimile, telephone, or e-mail no later than 12:00 noon, Central time on the date of such requested Settlement (the “Settlement Date”). Each Lender (other than the Swingline Lender, in the case of the Swingline Loans) shall transfer the amount of such Lender’s Commitment Percentage of the outstanding principal amount of the applicable Loan with respect to which Settlement is requested to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, not later than 2:00 p.m., Central time, on such Settlement Date. Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 4.02 have then been satisfied. Such amounts transferred to the Administrative Agent shall be applied against the amounts of the Swingline Lender’s Swingline Loans and, together with Swingline Lender’s Commitment Percentage of such Swingline Loan, shall constitute Revolving Loans of such Lenders, respectively. If any such amount is not transferred to the Administrative Agent by any Lender on such Settlement Date, the Swingline Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.08.
          SECTION 2.07 Letters of Credit.
               (a) General. Subject to the terms and conditions set forth herein, the Borrowers’ Agent may request the issuance of Letters of Credit for the account of any Borrower, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrowers’ Agent or any Borrower to, or entered into by any such Person with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
               (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrowers’ Agent shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (prior to 1:00 p.m., Central time, at least three (3) Business Days (or such shorter period as may be agreed by the Borrowers’ Agent and the Issuing Bank) prior to the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrowers’ Agent also shall submit a letter of credit application on the Issuing

Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the Letter of Credit Exposure shall not exceed $60,000,000, (ii) the total Revolving Credit Exposures shall not exceed the lesser of (x) the Total Commitments and (y) the Borrowing Base and (iii) such requested Letter of Credit is satisfactory to the Issuing Bank and the Administrative Agent.
               (c) Expiration Date. Each Letter of Credit shall expire (the “Expiration Date”) at or prior to the close of business on the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension); provided that if the Expiration Date is a date which is on or after the 5th Business Day prior to the Maturity Date, then on or prior to the Maturity Date, the Borrowers shall cash collateralize the Obligations with respect to such Letter of Credit in accordance with Section 2.07(j)(ii).
               (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Commitment Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Commitment Percentage of each Letter of Credit Disbursement made by the Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrowers for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
               (e) Reimbursement. If the Issuing Bank shall make any Letter of Credit Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such Letter of Credit Disbursement by paying to the Administrative Agent an amount equal to such Letter of Credit Disbursement not later than 3:00 p.m., Central time, on the date that such Letter of Credit Disbursement is made, if the Borrowers’ Agent shall have received notice of such Letter of Credit Disbursement prior to 1:00 p.m., Central time, on such date, or, if such notice has not been received by the Borrowers’ Agent prior to such time on such date, then not later than 1:00 p.m., Central time, on (i) the Business Day that the Borrowers’ Agent receives such notice, if such notice is received prior to 10:00 a.m., Central time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrowers’ Agent receives such notice, if such notice is not received prior to such time on the day of receipt. The Borrowers may, subject to the conditions of borrowing set forth herein, request in accordance with Sections 2.04 or 2.06 that such payment be financed with an ABR Borrowing or Swingline Loan in an equivalent amount. Unless the Borrowers otherwise specify, each such payment automatically will be financed with a Swingline Loan in an equivalent amount, subject to the satisfaction of the conditions set forth in Section 4.02. To the extent any such payment is financed with an ABR Loan or a Swingline Loan, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Loan or Swingline Loan. If the Borrowers are ineligible to finance such payment with an ABR Loan or a Swingline Loan due to its inability to satisfy the conditions set forth in Section 4.02 or otherwise fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable Letter of Credit Disbursement, the payment then due from the Borrowers in respect thereof and such Lender’s Commitment Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Commitment Percentage of the payment then due from the Borrowers, in the same manner as provided in Section 2.08 with respect to Loans made by such Lender (and Section 2.08 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any Letter of Credit Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse such Letter of Credit Disbursement.
               (f) Obligations Absolute. The Borrowers’ obligation to reimburse Letter of Credit Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by any Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and refuse to make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
               (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrowers’ Agent by telephone (confirmed by facsimile) of such demand for payment and whether the Issuing Bank has made or will make a Letter of Credit Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the Issuing Bank and the Lenders with respect to any such Letter of Credit Disbursement.
               (h) Interim Interest. If the Issuing Bank shall make any Letter of Credit Disbursement, then, unless the Borrowers shall reimburse such Letter of Credit Disbursement in full on the date such Letter of Credit Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such Letter of Credit Disbursement is made to but excluding the date that the Borrowers reimburse such Letter of Credit Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrowers fail to reimburse such Letter of Credit Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.14(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
               (i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrowers, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.13(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

               (j) Cash Collateralization.
               (i) If any Event of Default shall occur and be continuing, on the Business Day that the Borrowers’ Agent receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with Letter of Credit Exposure representing greater than 50% of the total Letter of Credit Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in the Letter of Credit Account an amount in cash equal to 105% of the Letter of Credit Shortfall as of such date (“Cash Collateralization”); provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrowers described in clause (h), (i), (j) or (m) of Section 7.01. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrowers hereby grant the Administrative Agent a security interest in the Letter of Credit Account. Such deposits shall not bear interest other than any interest earned on the investment of such deposits, which investments shall solely be made upon the request of the Borrowers’ Agent in an interest bearing account chosen in the sole discretion of the Administrative Agent. Any such investment shall be made at the Borrower’s risk and expense. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for Letter of Credit Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the Letter of Credit Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with Letter of Credit Exposure representing greater than 50% of the total Letter of Credit Exposure), be applied to satisfy other Secured Obligations. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three (3) Business Days after all such Events of Default have been cured or waived, unless needed to satisfy Section 2.07(j)(ii).
               (ii) If, notwithstanding the provisions of this Section 2.07, any Letter of Credit is outstanding on the Termination Date, then on such date the Borrowers shall deposit with the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, with respect to all Letter of Credit Exposure, as the Administrative Agent in its discretion shall specify, either (i) a Supporting Letter of Credit (under which the Administrative Agent is entitled to draw amounts necessary to reimburse the Issuing Bank for Letter of Credit Disbursements for which it has not been reimbursed and any fees and expenses associated with such outstanding Letter of Credit), or (ii) cash, in immediately available funds, in an amount equal to 105% of the Letter of Credit Shortfall

Amount to be held in the Letter of Credit Collateral Account. Such Supporting Letter of Credit or deposit of cash shall be held by the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, as collateral for the payment and performance of the obligations of the Borrowers under any such Letter of Credit remaining outstanding.
               (k) Existing Letters of Credit. On the Closing Date, (i) each Existing Letter of Credit, to the extent outstanding, shall be automatically and without further action by the parties thereto be deemed converted to Letters of Credit issued pursuant to this Section 2.07 for the account of the Borrowers and subject to the provisions hereof, and for this purpose the Letter of Credit Fees shall be payable (in substitution for any fees set forth in the applicable letter of credit reimbursement agreements or applications relating to such letters of credit, except to the extent that such fees are also payable pursuant to Section 2.13(b)) as if such letters of credit had been issued on the Closing Date, (ii) JPMorgan Chase shall be deemed to be the Issuing Bank hereunder solely for the purpose of maintaining such letters of credit, (iii) such letters of credit shall be included in the calculation of Letter of Credit Exposure and (iv) all liabilities of the Borrowers with respect to such letters of credit shall constitute Obligations. No letter of credit converted in accordance with this clause (k) shall be amended, extended or renewed except in accordance with the terms hereof. Notwithstanding the foregoing, Borrowers shall not be required to pay any additional issuance fees with respect to the issuance of such Letter of Credit solely as a result of such Letter of Credit being converted to a Letter of Credit hereunder, but being understood that the fronting and participation fees set forth in Section 2.13(b) shall apply to such Letters of Credit.
          SECTION 2.08 Funding of Borrowings.
               (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., Central time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Commitment Percentage; provided that Swingline Loans shall be made as provided in Section 2.06. The Administrative Agent will make such Loans available to the Borrowers by promptly crediting the amounts so received, in like funds, to the Funding Account; provided that ABR Revolving Loans made to finance the reimbursement of (i) a Letter of Credit Disbursement as provided in Section 2.07(e) shall be remitted by the Administrative Agent to the Issuing Bank and (ii) a Protective Advance shall be retained by the Administrative Agent.
               (b) Unless the Administrative Agent shall have received notice from a Lender (a) in the case of a Eurodollar Borrowing, prior to the proposed date of any Borrowing or (b) in the case of an ABR Borrowing, not later than 2:00 p.m., Central time, on the proposed date of any Borrowing, that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.08 and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent (a “Defaulting Lender”), then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. The Administrative Agent shall not be obligated to transfer to a Defaulting Lender any payments made by the Borrowers to the Administrative Agent for the Defaulting Lender’s benefit, and, in the absence of such transfer to the Defaulting Lender, the Administrative Agent shall transfer any such payments to each other non-Defaulting Lender ratably in accordance with their Commitment Percentage of the Commitments (but only to the extent that such Defaulting Lender’s Borrowing was funded by the other Lenders) or, if so directed by the Borrowers’ Agent and if no Default has occurred and is continuing (and to the extent such Defaulting Lender’s Borrowing was not funded by the other Lenders), retain the same to be re-advanced to the Borrowers as if such Defaulting Lender had made Loans to the Borrowers. Subject to the foregoing, the Administrative Agent may hold and, in its Permitted Discretion, setoff such Defaulting Lender’s funding shortfall against that Defaulting Lender’s Commitment Percentage of all payments received from the Borrowers or re-lend to the Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by the Administrative Agent for the account of such Defaulting Lender. Until a Defaulting Lender cures its failure to fund its Commitment Percentage of any Borrowing (i) solely for the purposes of voting or consenting to matters with respect to the Loan Documents, such Defaulting Lender shall be deemed not to be a “Lender” and such Defaulting Lender’s Commitment shall be deemed to be zero, (ii) such Defaulting Lender shall not be entitled to any portion of the Commitment Fee and (iii) the Commitment Fee shall accrue in favor of the Lenders which have funded their respective Commitment Percentages of such requested Borrowing and shall be allocated among such non-Defaulting Lenders ratably based on their Commitment Percentage of the Commitments. This Section 2.08 shall remain effective with respect to such Defaulting Lender until (x) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable, (y) the non-Defaulting Lenders, the Administrative Agent, and the Borrowers shall have waived such Defaulting Lender’s default in writing, or (z) the Defaulting Lender makes its Commitment Percentage of the applicable Borrowing and pays to Administrative Agent all amounts owing by the Defaulting Lender in respect thereof. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by the Borrowers of their duties and obligations hereunder.
          SECTION 2.09 Interest Elections.
               (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrowers may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.09. The Borrowers may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section 2.09 shall not apply to Swingline Borrowings or Protective Advances, which may not be converted or continued.
               (b) To make an election pursuant to this Section 2.09, the Borrowers’ Agent shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.04 if the Borrowers’ Agent were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.
               (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.03:
                    (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
                    (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
                    (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
                    (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.
               (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
               (e) If the Borrowers’ Agent fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if a Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrowers’ Agent, then, so long as a Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar

Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
          SECTION 2.10 Termination of Commitments.
               (a) Unless previously terminated, the Commitments shall terminate on the Termination Date.
               (b) The Borrowers may at any time terminate the Commitments upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit or Supporting Letter of Credit as required by Section 2.07(j)(ii)) and (iii) the payment in full of all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon.
               (c) The Borrowers’ Agent shall notify the Administrative Agent of any election to terminate the Commitments under paragraph (b) of this Section at least two (2) Business Days prior to the closing date of such termination, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrowers’ Agent pursuant to this Section shall be irrevocable. Any termination of the Commitments shall be permanent.
          SECTION 2.11 Repayment of Loans; Evidence of Debt.
               (a) The Borrowers hereby unconditionally promise to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Termination Date, (ii) to the Administrative Agent the then unpaid amount of each Protective Advance on the earlier of the Termination Date and demand by the Administrative Agent. All unpaid Obligations shall be paid in full in cash by the Borrowers on the Termination Date.
               (b) At all times that the Dominion Trigger Event is in effect pursuant to Section 10.02, each Business Day, at or before 12:00 noon, Central time, the Administrative Agent shall apply (subject to Section 2.19(b) hereof) all immediately available funds credited to the Cash Management Account first to prepay any Protective Advances that may be outstanding, pro rata, second, to repay the Swingline Loans and third, to prepay the Revolving Loans and, if an Event of Default has occurred and is continuing, to cash collateralize outstanding Letter of Credit Exposure in an amount equal to 105% of the Letter of Credit Shortfall Amount.
               (c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
               (d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
               (e) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that in the event of a conflict between an account maintained pursuant to paragraph (c) and an account maintained pursuant to paragraph (d) of this Section, the account maintained under paragraph (d) shall control; provided further, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.
               (f) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered and permitted assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns) except to the extent that any such Lender subsequently returns any such promissory note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (c) and (d) above.
          SECTION 2.12 Prepayment of Loans.
               (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (c) of this Section.
               (b) (i) The Borrowers shall immediately repay the Revolving Loans, Letter of Credit Exposure and/or Swingline Loans if at any time the Aggregate Credit Exposure exceeds the lesser of (A) the Total Commitments and (B) the Borrowing Base, to the extent required to eliminate such excess; provided that any such repayments shall be applied first to pay any Protective Advances that may be outstanding, second to prepay Swingline Loans that may be outstanding, third to prepay Revolving Loans that may be outstanding, fourth to pay any unreimbursed Letter of Credit Disbursements, and fifth, if an Event of Default shall have occurred and be continuing, to cash collateralize Letters of Credit.
                     (ii) During a Dominion Trigger Event, no later than the next Business Day after receipt by any Borrower of the Net Proceeds of any asset disposition (other than Excluded Asset Dispositions), the Borrowers shall prepay the Obligations in an amount equal to 100% of such Net Proceeds as set forth in paragraph (b)(vii) below.
                     (iii) During a Dominion Trigger Event, if any Borrower issues Equity Interests or Indebtedness (other than Indebtedness permitted by

Section 6.03), the Borrowers shall prepay the Obligations in an amount equal to 100% of the Net Proceeds of such issuance no later than the Business Day following the date of receipt of such Net Proceeds as set forth in paragraph (b)(vii) below.
                    (iv) During a Dominion Trigger Event, any insurance or condemnation proceeds to be applied to the Obligations in accordance with Section 5.03 shall be applied as set forth in paragraph (b)(vii) below.
                    (v) During a Dominion Trigger Event, promptly (and in no event, later than one (1) Business Day after the receipt thereof) upon receipt by any Borrower of the Net Proceeds of any Extraordinary Receipts, the Borrowers shall prepay the Obligations in an amount equal to 100% of such Net Proceeds as set forth in paragraph (b)(vii) below.
                    (vi) Without in any way limiting the foregoing, immediately upon receipt by any Borrower of proceeds of any sale of any Collateral, the Borrowers shall cause such Borrower to deliver such proceeds to the Administrative Agent, or deposit such proceeds in a deposit account subject to a control agreement acceptable to the Administrative Agent. All of such proceeds shall be applied during a Dominion Trigger Event as set forth in accordance with paragraph (b)(vii) below or otherwise as provided in Section 2.19(b). Nothing in this Section shall be construed to constitute Administrative Agent’s or any Lender’s consent to any transaction that is not permitted by other provisions of this Agreement or the other Loan Documents.
                    (vii) All such amounts pursuant to Sections 2.12(b)(ii), (iii), (iv) (to the extent such insurance or condemnation proceeds arise from casualties or losses to Equipment, Fixtures and real Property), (v), and (vi), in each case, to the extent such proceeds are received during a Dominion Trigger Event, shall be applied (subject to Section 2.19(b) hereof), first to prepay any Protective Advances that may be outstanding, pro rata, second to prepay Swingline Loans that may be outstanding, and third to prepay the Revolving Loans without a corresponding reduction in the Commitment and thereafter, if an Event of Default shall have occurred and be continuing, to cash collateralize any outstanding Letter of Credit Exposure.
               (c) The Borrowers’ Agent shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, Central time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 1:00 p.m., Central time, one Business Day before the date of prepayment. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.03. Each prepayment of a Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.14.
          SECTION 2.13 Fees.
               (a) The Borrowers agree to pay to the Administrative Agent for the account of each Lender a commitment fee (the “Commitment Fee”), which shall accrue at the Applicable Commitment Fee Rate on the average daily amount of the Unused Total Commitment of such Lender during the period from and including the Closing Date to but excluding the date on which the Lenders’ Commitments terminate. Accrued Commitment Fees shall be payable in arrears on the last day of each calendar month and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof. All Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
               (b) The Borrowers agree to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, at a per annum rate equal to the Applicable Margin for Eurodollar Loans on the average daily amount of such Lender’s Letter of Credit Exposure (excluding any portion thereof attributable to unreimbursed Letter of Credit Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any Letter of Credit Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the Letter of Credit Exposure (excluding any portion thereof attributable to unreimbursed Letter of Credit Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any Letter of Credit Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each calendar month shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within fourteen (14) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
               (c) The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent in the Commitment Letter and the Fee Letter.
               (d) The Borrowers agree to pay all Collateral Monitoring Fees pursuant to Section 5.08.
               (e) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of Commitment Fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
          SECTION 2.14 Interest.
               (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Margin.
               (b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.
               (c) Each Protective Advance shall bear interest at the Alternate Base Rate plus the Applicable Margin for Revolving Loans plus 2.00%.
               (d) Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, the Administrative Agent or the Required Lenders may, at their option, by notice to the Borrowers (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.02 requiring the consent of each Lender affected thereby for reductions in interest rates), declare that (i) all Loans shall bear interest at 2.00% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 2.00% plus the rate applicable to such fee or other obligation as provided hereunder.
               (e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
               (f) All interest hereunder shall be computed on the basis of a year of 360 days, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
          SECTION 2.15 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
               (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

               (b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrowers’ Agent and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrowers’ Agent and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.
          SECTION 2.16 Increased Costs.
               (a) If any Change in Law shall:
                    (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or
                    (ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
               (b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.
               (c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within fourteen (14) days after receipt thereof.
               (d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than one hundred eighty (180) days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrowers’ Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
          SECTION 2.17 Breakfunding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrowers pursuant to Section 2.20, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate (without including the Applicable Margin in such calculation) that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrowers’ Agent and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within fourteen (14) days after receipt thereof.

          SECTION 2.18 Taxes.
               (a) Any and all payments by or on account of any obligation of the Borrowers hereunder shall be made free and clear of and without deduction for any Indemnified Taxes; provided that if the Borrowers or the Administrative Agent shall be required by law to deduct any Indemnified Taxes from such payments, then (i) the Borrowers shall increase the sum payable as necessary so that after all required deductions and payments of Indemnified Taxes (including deductions and payments of Indemnified Taxes applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made or such Indemnified Taxes been payable, (ii) the Borrowers and/or the Administrative Agent shall make such deductions of Taxes which they are required by law to deduct and (iii) the Borrowers and/or the Administrative Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
               (b) In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
               (c) The Borrowers shall indemnify the Administrative Agent, each Lender and the Issuing Bank for the full amount of any Indemnified Taxes paid by the Administrative Agent, such Lender or the Issuing Bank and each of their Tax Related Persons, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrowers hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, but excluding penalties, interest and other expenses to the extent solely and directly attributable to the gross negligence or willful misconduct of the Person claiming such indemnity. Payment under this Section 2.18(c) shall be made within fourteen (14) days after the Administrative Agent, Lender or the Issuing Bank makes written demand therefor. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank or their respective Tax Related Persons, shall be conclusive absent manifest error.
               (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, to the extent such Indemnified Taxes or Other Taxes are imposed with respect to any payment by or on account of any obligation of the Borrowers hereunder or with respect to any Loan Document, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
               (e) Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrowers’ Agent and the Administrative Agent, at the time or times prescribed by applicable law, the appropriate properly completed and executed Internal Revenue Service Form

W-8 (including, without limitation, Form W-8ECI, W-8BEN or W-8IMY) or Form W-9 or any successor form thereto or such other evidence satisfactory to the Borrowers’ Agent and the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate. “United States persons” (within the meaning of Code Section 7701(a)(30)) that are “exempt recipients” (within the meaning of Treasury Regulations Section 1.6049-4(c)(1)(ii) (without regard to the third sentence thereof)) shall not be required to furnish an Internal Revenue Service Form W-9 unless (i) Borrowers’ Agent reasonably believes that such person is, in fact, not an “exempt recipient,” and (ii) Borrowers’ Agent timely and reasonably requests a Form W-9 from such Person (provided, however, that if a United States person is not legally entitled to deliver a Form W-9 as a result of a change in law occurring after the date hereof, such Person shall not be required to deliver such Form W-9).
               (f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of or credit against any Taxes paid by any Borrower or as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section 2.18, it shall pay over such refund or the amount of such credit to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 2.18 with respect to the Taxes giving rise to such refund or credit), net of all out-of-pocket expenses and Taxes of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund) within thirty (30) days of the receipt of such amount; provided, that the Borrowers upon the request of the Administrative Agent or such Lender, agree to repay the amount paid over to any Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Nothing in this Section 2.18 shall be construed to require the Administrative Agent, any Lender, the Issuing Bank (or any of their Tax Related Persons) to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to any Borrower or any other Person.
          SECTION 2.19 Payments Generally; Allocation of Proceeds; Sharing of Set-offs.
               (a) The Borrowers shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of Letter of Credit Disbursements, or of amounts payable under Section 2.16, 2.17 or 2.18, or otherwise) prior to 1:00 p.m., Central time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 120 South LaSalle Street, Chicago, Illinois, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.16, 2.17, 2.18 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars. Solely for purposes of determining the amount of Loans available for borrowing purposes, checks and cash or other immediately available funds from collections of items of payment and proceeds of any Collateral shall be applied in whole or in part against the Obligations, on the day of receipt, subject to actual collection.
               (b) Any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrowers’ Agent), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.12) or (C) amounts to be applied from the Cash Management Account (which shall be applied in accordance with Section 2.11(b)) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Bank from the Borrowers (other than in connection with Banking Services or Swap Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from the Borrowers (other than in connection with Banking Services or Swap Obligations), third, to pay interest due in respect of the Protective Advances, fourth, to pay the principal of the Protective Advances, fifth, to pay interest then due and payable on the Swingline Loans ratably, sixth, to pay the principal on the Swingline Loans ratably, seventh, to pay interest then due and payable on the Revolving Loans ratably, eighth, to prepay principal on the Revolving Loans and unreimbursed Letter of Credit Disbursements ratably, ninth, if an Event of Default has occurred and is continuing, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid Letter of Credit Disbursements, to be held as cash collateral for such Obligations, tenth, to payment of any amounts owing with respect to Banking Services and Swap Obligations (to the extent the same are Secured Obligations), and eleventh, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by the Borrowers. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrowers’ Agent, or unless a Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurodollar Loan, except (a) on the expiration date of the Interest Period applicable to any such Eurodollar Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans and, in such case, the Borrowers shall pay the breakfunding payment required in accordance with Section 2.17. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.
               (c) At the election of the Administrative Agent, all payments of principal, interest, Letter of Credit Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrowers’ Agent pursuant to Section 2.04 or a deemed request as provided in this Section or may be deducted from any deposit account of any Borrower maintained with the Administrative Agent. The Borrowers hereby irrevocably authorize (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans and Protective Advances) and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.04, 2.05 or 2.06, as applicable and (ii) the Administrative Agent to charge any deposit account of the Borrowers maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents, to the extent such payment has not already been made.
               (d) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in Letter of Credit Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in Letter of Credit Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in Letter of Credit Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in Letter of Credit Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letter of Credit Disbursements to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against any Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
               (e) Unless the Administrative Agent shall have received notice from the Borrowers’ Agent prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
               (f) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06, 2.07(d) or (e), 2.08(b), 2.19(e) or Article 8, then the

Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections or Articles until all such unsatisfied obligations are fully paid.
          SECTION 2.20 Mitigation Obligations; Replacement of Lenders. If any Lender requests compensation under Section 2.16, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, then:
               (a) such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16 or 2.18, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender (and the Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment); and
               (b) the Borrowers may, at their sole expense and effort, require such Lender or any Defaulting Lender (such Lender or Defaulting Lender herein, a “Departing Lender”), upon notice by the Borrowers’ Agent to the Departing Lender and the Administrative Agent, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent (and, if a Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, conditioned or delayed, (ii) the Departing Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letter of Credit Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments. A Departing Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
          SECTION 2.21 Indemnity for Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Secured Obligations, the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Secured Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such

Lender and the Borrowers shall be liable to pay to the Administrative Agent and the Lenders, and each Borrower hereby indemnifies the Administrative Agent and the Lenders and holds the Administrative Agent and the Lenders harmless for the amount of such payment or proceeds surrendered. The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds, and any such contrary action so taken shall be without prejudice to the Administrative Agent’s and the Lenders’ rights under this Agreement and shall be deemed to have been conditioned upon such payment or application of proceeds having become final and irrevocable. The provisions of this Section 2.21 shall survive the termination of this Agreement.
          SECTION 2.22 Facility Increase. The Borrowers may, from time to time, request an increase in the Total Commitment by an aggregate amount of up to $75,000,000 (each such increase, a “Facility Increase”). Each Facility Increase shall be made on notice given by the Borrowers’ Agent to the Administrative Agent not later than 1:00 p.m., (Central time), ten (10) Business Days prior to the date of the proposed Facility Increase. Each such notice (a “Notice of Facility Increase”) shall be in a form reasonably satisfactory to the Administrative Agent and shall specify (i) the date of such proposed Facility Increase (the “Facility Increase Effective Date”), (ii) the aggregate amount of such proposed Facility Increase, which shall be in an amount not less than $10,000,000 or in an integral multiple of $5,000,000 in excess thereof (the “Facility Increase Amount”), (iii) the portion of such Facility Increase that shall be allocated to increase the Fixed Asset Sublimit (which shall not be greater than 33.33% of any such Facility Increase), (iv) that, at the time of and after giving effect to such Facility Increase, the Borrowers shall be in compliance with the financial covenant set forth in Section 6.13, and (v) that no Default or Event of Default has occurred and is continuing, or will result from such Facility Increase. The Administrative Agent shall give to each Lender prompt notice of the Administrative Agent’s receipt of a Notice of Facility Increase and shall offer such facility to such Lenders, other financial institutions or other Persons engaged in making, purchasing, holding or investing in bank loans or similar extensions of credit in the ordinary course of business as the Administrative Agent may determine in consultation with the Borrowers’ Agent (the “Offerees”). Each Offeree shall have until the second Business Day preceding the Facility Increase Effective Date to commit in writing to all or a portion of the Facility Increase. In the event that the Offerees deliver commitments with respect to such Facility Increase in an amount in excess of the Facility Increase Amount, then the Administrative Agent shall allocate the Facility Increase to the Offerees committing to the Facility Increase on any basis the Administrative Agent determines is appropriate in consultation with the Borrowers’ Agent. On the Facility Increase Effective Date, (A) each Person committing to a portion of such Facility Increase that is not a Lender shall execute an assumption agreement satisfactory to the Administrative Agent and satisfying the requirements of Section 9.04(b)(i)(C) pursuant to which such Person agrees to be bound by the terms of this Agreement as a Lender, (B) the Total Commitment will be increased by the Facility Increase Amount, (C) the Commitment of each Lender (including any Person executing an assumption agreement under clause (A) of this sentence) will be increased in accordance with the allocations determined by the Administrative Agent, and (D) each Lender (including any Person executing an assumption agreement under clause (A) of this sentence), after giving effect to such Facility Increase, shall purchase or sell the Loans and Letter of Credit Exposure held by it from or to the other Lenders, as directed by the Administrative Agent, such that, after giving effect to such purchases and sales, each Lender holds its Commitment

Percentage of the outstanding Loans and Letter of Credit Exposure. In the event the commitments of the Offerees in respect of such Facility Increase are less than the Facility Increase Amount, neither the Lenders nor the Administrative Agent shall have any obligation to commit to the uncommitted portion of such Facility Increase, and the Borrowers may elect either to reduce the Facility Increase Amount accordingly or to terminate their request for a Facility Increase; provided, however, that the Administrative Agent shall use its commercially reasonable efforts to identify, and make offers to, such additional Offerees as necessary until it shall receive commitments in an aggregate amount equal to the Facility Increase Amount. Notwithstanding the foregoing, no Facility Increase shall be effected unless the conditions set forth in Section 4.02 (other than clauses (a) and (f) thereof) are satisfied on the Facility Increase Effective Date. This Section 2.22 shall supersede any provisions in Section 9.02 to the contrary.
     ARTICLE 3. REPRESENTATIONS AND WARRANTIES
          In order to induce the Lenders to make Loans and issue and/or participate in Letters of Credit hereunder, each of the Borrowers jointly and severally represent and warrant as follows:
          SECTION 3.01 Organization and Authority. Each of the Borrowers (i) is duly organized and validly existing under the laws of the jurisdiction of its organization and is duly qualified as a foreign organization and is in good standing in each jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect; (ii) has the requisite corporate power and authority to effect the transactions contemplated hereby, and by the other Loan Documents to which it is a party; and (iii) has all requisite organizational power and authority and the legal right to own, pledge, mortgage and operate its properties, and to conduct its business as now or currently proposed to be conducted.
          SECTION 3.02 Due Execution. The execution, delivery and performance by each of the Borrowers of each of the Loan Documents to which it is a party (i) are within the respective organizational powers of each of the Borrowers, have been duly authorized by all necessary organizational action including the consent of equity holders where required, and do not (A) contravene the charter or by-laws or other constituent documents of any of the Borrowers, (B) violate any law (including, without limitation, the Securities Exchange Act of 1934) or regulation (including, without limitation, Regulations T, U or X of the Board of Governors of the Federal Reserve System), or any order or decree of any court or Governmental Authority, (C) conflict with or result in a breach of, or constitute a default under, any material indenture, mortgage or deed of trust or any material lease, agreement or other instrument binding on the Borrowers or any of their properties, or (D) result in or require the creation or imposition of any Lien upon any of the property of any of the Borrowers other than the Liens granted pursuant to this Agreement or the other Loan Documents; and (ii) do not require the consent, authorization by or approval of or notice to or filing or registration with any Governmental Authority, other than (x) any actions required outside of the United States (with respect to Collateral located outside of the United States or Collateral consisting of stock of foreign issuers) and (y) actions required under the Federal Assignment of Claims Act of 1940 in order to perfect the security interests of the Administrative Agent in the Collateral. This Agreement has been duly executed and delivered by each of the Borrowers. This Agreement is, and each of the other Loan Documents to which any of the Borrowers is or will be a party, when delivered hereunder or thereunder, will be, a legal, valid and binding obligation of each Borrower party thereto enforceable against such Borrower, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
          SECTION 3.03 Statements Made. The information that has been delivered in writing by any of the Borrowers to the Administrative Agent in connection with any Loan Document, and any financial statement delivered pursuant hereto or thereto (other than to the extent that any such statements constitute Projections), taken as a whole and in light of the circumstances in which made, as of the date of delivery of such information or financial statement (other than Projections), contains no untrue statement of a material fact and does not omit to state a material fact necessary to make such statements not misleading (for the purpose of clarification, any financial statements that have been delivered, other than financial statements filed with the SEC and the annual financial statements delivered or to be delivered pursuant to Section 5.01(a), do not contain notes that would otherwise be required by GAAP); and, to the extent that any such information constitutes Projections, such Projections were prepared in good faith on the basis of assumptions, methods, data, tests and information believed by such Borrower to be reasonable at the time such Projections were furnished. It is understood by the Administrative Agent and the Lenders that all the Projections may not prove to be correct, that actual future financial performance may vary from the Projections and that nothing contained in this Section 3.03 shall be construed as a warranty or guarantee of future financial performance.
          SECTION 3.04 Financial Statements. The Borrowers have furnished the Administrative Agent with copies of, or have provided the Administrative Agent with an electronic link to the copies that have been made available through their website or that have been filed with the SEC via EDGAR, the unaudited consolidated financial statements of the Borrowers for the most recent Fiscal Quarter ended at least fifty (50) days prior to the Closing Date (unless such Fiscal Quarter is the fourth Fiscal Quarter, in which case the Borrowers shall have delivered such financial statements for the Fiscal Quarter ended immediately prior thereto) and the audited consolidated financial statements of the Borrowers for the most recent Fiscal Year ended at least one hundred and five (105) days prior to the Closing Date. Subject to any qualifications set forth therein, (i) such financial statements present fairly the financial condition and results of operations of the Borrowers and their Subsidiaries on a consolidated basis as of such date and for such period, (ii) such balance sheets and any notes thereto disclose all liabilities, direct or contingent, of the Borrowers as of the dates thereof required to be disclosed by GAAP and (iii) such financial statements were prepared in a manner consistent with GAAP. No event that had a Material Adverse Effect has occurred since December 31, 2005.
          SECTION 3.05 Real Property. As of the Closing Date, Schedule 3.05 sets forth a correct and complete list of all material real Property owned or leased by each Borrower. No material default by any Borrower under any lease or sublease related to any leased or subleased real Property set forth on Schedule 3.05 exists and, to the knowledge of the Borrowers, no material default by any other party to any such lease or sublease exists. Except as set forth on Schedule 3.05, each of the Borrowers has good and indefeasible title to, or valid leasehold interests in, all of its material real and personal Property, free of all Liens other than those permitted by Section 6.01.

          SECTION 3.06 Liens. Except for Liens existing on the Closing Date as reflected on Schedule 3.06, there are no Liens of any nature whatsoever on any assets of any Borrower other than: (i) Permitted Liens; (ii) other Liens permitted pursuant to Section 6.01; and (iii) Liens in favor of the Administrative Agent and the Lenders. No Borrower is a party to any contract, agreement, lease or instrument the performance of which, either unconditionally or upon the happening of an event, will result in or require the creation of a Lien on any assets of any Borrower or otherwise result in a violation of this Agreement other than (x) the Liens granted to the Administrative Agent and the Lenders as provided for in this Agreement and (y) the Liens granted to the “Collateral Agent” (as defined in the Term Loan Agreement) as provided for in the Term Loan Agreement, which Liens are subject to the terms of the Intercreditor Agreement.
          SECTION 3.07 Compliance with Law. Except as set forth on Schedule 3.07, no Borrower is, to the best of its knowledge, in violation of any law (except those relating to Environmental Laws set forth on Schedule 3.21), rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority the violation of which, or a default with respect to which, would have a Material Adverse Effect.
          SECTION 3.08 Insurance. All policies of insurance of any kind or nature owned by or issued to any of the Borrowers, including, without limitation, policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation, employee health and welfare, title, property and liability insurance, are in full force and effect and are of a nature and provide such coverage as is customarily carried by companies of the size and character of such Borrowers.
          SECTION 3.09 Use of Proceeds. The proceeds of the Loans are being used by the Borrowers in accordance with, and in a manner and subject to the limitations described in, Section 5.12.
          SECTION 3.10 Litigation. Other than as set forth on Schedule 3.10, there are no actions, suits, proceedings or investigations pending or, to the actual knowledge of any of the Borrowers, threatened against or affecting any Borrower or any of its respective properties, before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would be reasonably likely to have a Material Adverse Effect.
          SECTION 3.11 Investment and Holding Company Status. None of the Borrowers nor any of their Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.
          SECTION 3.12 Taxes. Except as set forth on Schedule 3.12, each of the Borrowers has timely filed or caused to be filed all federal and all state and other material Tax returns and reports required by law to have been filed by it and has paid or caused to be paid all federal and all state and other material Taxes required by law to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Borrower has set aside on its books adequate reserves. Except as set forth on Schedule 3.12, no

Tax Liens have been filed, and no claims are being asserted with respect to any such Taxes except claims that are being contested in accordance with Section 5.04.
          SECTION 3.13 ERISA. No Termination Event has occurred that, when taken together with all other such Termination Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (excluding the Terminated Plans) as of December 31, 2004, or the date of the most recent audited financial statements reflecting such amounts (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87), did not exceed by more than $20,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans did not exceed by more than $20,000,000 the fair market value of the assets of all such underfunded Plans.
          SECTION 3.14 Disclosure. Except as disclosed in the Form 10-Q filed with the SEC by the Parent and KACC on May 10, 2006, or in other periodic reports filed with the SEC after May 10, 2006, and prior to July 6, 2006, the Borrowers have disclosed to the Administrative Agent all agreements, instruments and corporate or other restrictions to which the Borrowers or any of their Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No Lien has arisen with respect to any Plan.
          SECTION 3.15 Material Agreements. As of the Closing Date, all material agreements and contracts to which any Borrower is a party or is bound as of the date of this Agreement and which, under applicable law would be required to be filed with the SEC are either: (a) filed as exhibits to, or incorporated by reference in, the last Form 10-K or Form 10-Q prior to the Closing Date, or any Form 10-K, Form 10-Q or 8-K thereafter, in each case filed with the SEC by the Parent and/or KACC, or (b) are listed on Schedule 3.15. No Borrower is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (x) any material agreement to which it is a party or (y) any agreement or instrument evidencing or governing Indebtedness.
          SECTION 3.16 Reportable Transaction. The Borrowers do not intend to treat the Borrowings or issuances of Letters of Credit and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event the Borrowers determine to take any action inconsistent with such intention, the Borrowers’ Agent will promptly notify the Administrative Agent thereof.
          SECTION 3.17 Capitalization and Subsidiaries. Schedule 3.17 sets forth (a) a correct and complete list of the name and relationship to each Borrower of each and all of such Borrower’s Significant Subsidiaries, (b) a true and complete listing of each class of each of the authorized Equity Interests of each Borrower, of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 3.17, and (c) the type of entity of each of the Borrowers and each of their Significant Subsidiaries. All of the issued and outstanding Equity Interests owned by any Borrower has been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and is fully paid and nonassessable. The Borrowers’ Agent may amend from time to time Schedule 3.17 (by delivery of a revised Schedule 3.17 to the Agent) upon the sale of any Significant Subsidiary which is permitted in this Agreement.
          SECTION 3.18 Common Enterprise. Each Borrower expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Borrowers and (ii) the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each of the Borrowers has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Borrower is within its purpose, will be of direct and indirect benefit to such Borrower, and is in its best interest.
          SECTION 3.19 Location of Bank Accounts. Schedule 3.19, as amended from time to time by the Borrowers’ Agent upon any change to the accounts maintained by any Borrower (by delivery of a revised Schedule 3.19 to the Agent), sets forth initially, as of the Closing Date, a complete and accurate list of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by any Borrower, together with a description thereof (i.e., the bank or broker dealer at which such deposit or other account is maintained and the account number and the purpose thereof). As of the Closing Date, no Borrower maintains any other accounts other than those set forth on Schedule 3.19.
          SECTION 3.20 Labor Disputes. Except as set forth on Schedule 3.20, as of the date of this Agreement (a) there is no collective bargaining agreement or other labor contract covering employees of the Borrowers, (b) no such collective bargaining agreement or other labor contract is scheduled to expire during the term of this Agreement, (c) to the knowledge of any of the Borrowers, no union or other labor organization is seeking to organize, or to be recognized as, a collective bargaining unit of employees of any of the Borrowers or any of their Subsidiaries or for any similar purpose, and (d) there is no pending or, to the knowledge of any of the Borrowers, threatened, strike, work stoppage, material unfair labor practice claim, or other material labor dispute against or affecting the Borrowers or their Subsidiaries or their employees.
          SECTION 3.21 Environmental Matters.
               (a) Except as set forth on Schedule 3.21(a):
                    (i) all facilities and Property (including underlying groundwater) owned, operated, or leased by the Borrowers or any of their Subsidiaries have been, and continue to be, in material compliance with all Environmental Laws;
                    (ii) there are no pending or, to the knowledge of the Borrowers after due inquiry, threatened
                         (A) claims, complaints, notices, or requests for information received by any of the Borrowers or any of their Subsidiaries, from any Governmental Authority, or from any Person which has commenced a legal proceeding against any of the Borrowers or any of their Subsidiaries, with respect to any alleged violation of any Environmental Law, or
                         (B) complaints, notices, or inquiries to any of the Borrowers or any of their Subsidiaries, from any Governmental Authority, or from any Person which has commenced a legal proceeding against any of the Borrowers or any of their Subsidiaries, regarding potential liability under any Environmental Law;
                    (iii) there have been no Releases of Hazardous Materials at, on, into or under any Property now or previously owned, operated, or leased by any of the Borrowers or any of their Subsidiaries that, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect;
                    (iv) the Borrowers and their Subsidiaries have been issued and are in material compliance with all permits, certificates, approvals, licenses, and other authorizations required by any applicable Environmental Law relating to any environmental matters and necessary for their businesses;
                    (v) no Property now or previously owned, operated, or leased by any of the Borrowers or any of their Subsidiaries is listed or, to the knowledge of any of the Borrowers, proposed for listing (with respect to owned Property only) on the National Priorities List pursuant to CERCLA or in the CERCLIS, or, to the knowledge of any of the Borrowers, on any similar state list of sites requiring investigation or clean-up;
                    (vi) there are no underground storage tanks (as defined in 40 C.F.R. §280.1, as the same may be amended, modified, supplemented, or replaced from time to time), active or abandoned, including petroleum storage tanks, on or under any Property now or previously owned or leased by any of the Borrowers or any of their Subsidiaries that, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect;
                    (vii) none of the Borrowers nor any of their Subsidiaries has, to the knowledge of any Borrower, transported or arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or any similar state list or which is the subject of federal, state, or local enforcement actions or other investigations that could reasonably be expected to result in material claims against any of the Borrowers or any of their Subsidiaries for any remedial work, damage to natural resources, or personal injury, including claims under CERCLA; and
                    (viii) there are no polychlorinated biphenyls or friable asbestos present at any real Property now or previously owned or leased by any of the Borrowers or any of their Subsidiaries that, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
               (b) Schedule 3.21(b) identifies all sites at which any of the Borrowers or any of their Subsidiaries are currently conducting cleanup or remediation or an investigation as to whether such cleanup or remediation is warranted or required.
          SECTION 3.22 Confirmation Order; District Court Order. The Confirmation Order has been entered by the Bankruptcy Court, is in full force and effect and has been affirmed by the District Court Order. The District Court has entered the District Court Order, such District Court Order is in full force and effect and the time to appeal such District Court Order or to seek review, rehearing or certiorari with respect to such District Court Order has expired, and no appeal or petition for review, rehearing or certiorari with respect to such order of the District Court is pending other than the Insurer Appeals and the McNeil Appeal, none of which will adversely affect the transactions contemplated hereby or have a Material Adverse Effect.
          SECTION 3.23 Consummation Date. All conditions to the occurrence of the Consummation Date have occurred or have been waived with the consent of the Administrative Agent and otherwise in accordance with the terms of the Reorganization Plan, and the Consummation Date has occurred or shall occur concurrently with the closing of this Agreement.
          SECTION 3.24 Solvency. (a) Immediately after the consummation of the transactions to occur on the date hereof, including the Restructuring Transactions and all distributions to be made on or about the Consummation Date in accordance with the Reorganization Plan and the incurrence of Indebtedness under the Term Loan, and immediately following the making of each Borrowing and the issuance of each Letter of Credit, if any, made hereunder and after giving effect to the application of the proceeds of such Borrowing or such issuance of a Letter of Credit, (i) the fair value of the assets of each Borrower, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of each such Borrower; (ii) the present fair saleable value of the Property of each Borrower is not less than the amount that will be required to pay the probable liability of such Borrower on its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each Borrower will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) each Borrower will not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted and are proposed to be conducted after the date hereof. The amount of contingent liabilities at any time shall be computed as the amount that, in light of all facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
               (b) No Borrower intends to, or believes that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

          SECTION 3.25 Security Interest in Collateral. The provisions of the Security and Pledge Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Secured Parties, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Borrower and having priority over all other Liens on the Collateral except in the case of (a) Liens permitted under Section 6.01, to the extent any such Permitted Liens would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law or any applicable agreement that is permitted hereunder, (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral, and (c) Liens on real Property perfected only by recordation of a mortgage or deed of trust to the extent the Administrative Agent does not elect to require such a recorded instrument pursuant to Section 4.01(e) hereof.
     ARTICLE 4. CONDITIONS OF LENDING
          SECTION 4.01 Conditions Precedent to Initial Loans and Initial Letters of Credit. The obligation of the Lenders to make the initial Loans or the Issuing Bank to issue the initial Letter of Credit, whichever may occur first, is subject to the satisfaction (or waiver in accordance with Section 9.02) of the following conditions precedent:
               (a) Supporting Documents. The Administrative Agent shall have received for each of the Borrowers:
                    (i) a copy of such entity’s certificate of incorporation or formation, as amended, certified as of a recent date by the Secretary of State of the state of its incorporation or formation;
                    (ii) a certificate of such Secretary of State, dated as of a recent date, as to the good standing of and payment of taxes by that entity and as to the charter documents on file in the office of such Secretary of State;
                    (iii) a certificate of the Secretary or an Assistant Secretary of that entity dated the date of the initial Loans or the initial Letter of Credit hereunder, whichever first occurs, and certifying (A) that attached thereto is a true and complete copy of the by-laws or limited liability company agreement of that entity as in effect on the date of such certification, (B) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors or managers of that entity authorizing the Borrowings and Letter of Credit extensions hereunder, the execution, delivery and performance in accordance with their respective terms of this Agreement, the Loan Documents and any other documents required or contemplated hereunder or thereunder and the granting of the security interest in the Letter of Credit Account and other Liens contemplated hereby, (C) that the certificate of incorporation or formation of that entity has not been amended since the date of the last amendment thereto indicated on the certificate of the Secretary of State furnished pursuant to clause (i) above and (D) as to the incumbency and specimen signature of each officer or manager of that entity executing this Agreement and the Loan Documents or any other document delivered by it in connection herewith or therewith (such certificate to contain a certification by another officer or manager of that entity as to the incumbency and signature of the officer signing the certificate referred to in this clause (iii));
                    (iv) (A) a copy of the Reorganization Plan, substantially in the form of Exhibit A-1 and which is in all respects in form and substance satisfactory to the Administrative Agent and Lenders, and (B) all orders of the Bankruptcy Court approving the Reorganization Plan, this Agreement, the Commitment Letter and the Fee Letter, in form and substance acceptable to the Agents and the Lenders; and
                    (v) a copy of the Confirmation Order, substantially in the form of Exhibit A-2, entered by the Bankruptcy Court and which is in all respects in form and substance satisfactory to the Administrative Agent and the Lenders and which is in full force and effect and has been affirmed by the District Court Order; and
                    (vi) a copy of the District Court Order, substantially in the form of Exhibit A-3, entered by the District Court which affirms the Confirmation Order and which is in all respects in form and substance satisfactory to the Administrative Agent and the Lenders and which is in full force and effect and the time to appeal the District Court Order or to seek review, rehearing or certiorari with respect to the District Court Order shall have expired and no appeal or petition for review, rehearing or certiorari with respect to the Confirmation Order shall be pending other than the Insurer Appeals and the McNeil Appeal.
               (b) Consummation Date. All conditions to the occurrence of the effective date of the Reorganization Plan shall have occurred or shall have been waived in accordance with the terms of the Reorganization Plan, and the Consummation Date shall have occurred or shall occur concurrently with the closing of this Agreement.
               (c) Terms of Restructuring. The Administrative Agent and the Lenders shall be satisfied with, to the extent not specifically described in the Reorganization Plan, the material terms of the restructuring of the Borrowers (including, without limitation, changes to the current composition of the Board of Directors and of senior management and the capital and tax structure of each Borrower and each of their Significant Subsidiaries).
               (d) Security and Pledge Agreement. Each of the Borrowers shall have duly executed and delivered to the Administrative Agent a Security and Pledge Agreement in substantially the form of Exhibit B (the “Security and Pledge Agreement”), pursuant to which each of the Borrowers shall have granted to the Administrative Agent, for the benefit of the Lenders, a first priority, perfected security interest in the Collateral (free and clear of all Liens, other than Permitted Liens and other Liens permitted under the Loan Documents), and shall have (i) filed appropriately completed and duly executed Uniform Commercial Code financing statements and (ii) delivered to the Administrative Agent any pledged Collateral required to be delivered thereunder.

               (e) Mortgages. Each of the Borrowers shall have duly executed and delivered to the Administrative Agent a Mortgage, substantially in the form of Exhibit H, duly executed by the applicable Borrower, in or to any real Property listed on Schedule 4.01(e).
               (f) Intercreditor Agreement. Pursuant to the Intercreditor Agreement, the “Lenders” (as defined in the Term Loan Agreement) shall have agreed to lien subordination terms and conditions acceptable to the Administrative Agent.
               (g) Cash Management. Each of the Borrowers shall be in compliance with Article 10, including the requirement to deliver tri-party control, blocked account or lockbox agreements with respect to accounts set forth on Schedule 10.01, in each case, in form and substance reasonably acceptable to the Administrative Agent.
               (h) Intellectual Property. Each of the Borrowers shall have made arrangements satisfactory to the Administrative Agent to duly record all appropriate documents in the U.S. Patent and Trademark Office, the United States Copyright Office, and any applicable domain name registry, as applicable.
               (i) Repayment of Existing Indebtedness. The Existing Credit Agreement and all commitments thereunder to lend shall have been terminated, all amounts outstanding thereunder (other than in respect of Existing Letters of Credit issued thereunder which, as provided in Section 2.07(k), shall become “Letters of Credit” hereunder) shall have been paid in full or cash collateralized and all Liens on the assets of the Borrowers or any of their Subsidiaries securing any obligations thereunder or under any related agreement shall have been permanently released and the Administrative Agent shall have received evidence satisfactory in form and substance to it demonstrating such termination, payment and release.
               (j) Opinion of Counsel. The Administrative Agent and the Lenders shall have received the favorable written opinion of counsel to the Borrowers reasonably acceptable to the Administrative Agent, dated the date of the initial Loans or the issuance of the initial Letter of Credit, whichever first occurs, substantially in the form of Exhibit C.
               (k) Fees and Expenses. The Borrowers shall have paid to the Administrative Agent (i) the then unpaid balance of all accrued and unpaid Fees due under and pursuant to this Agreement and the Fee Letter, and (ii) all accrued and unpaid legal fees and expenses of the Administrative Agent that the Borrowers are not otherwise prohibited from paying by an order of the Bankruptcy Court. The Administrative Agent shall also have received a duly executed and delivered Second Amended and Restated Fee Letter, substantially in the form of Exhibit J.
               (l) Field Exams, Environmental Reports, Appraisals. The Administrative Agent shall be satisfied with the results of field examinations. The Borrowers shall have delivered to the Administrative Agent reasonably satisfactory appraisals of the Borrowers’ Inventory and Equipment and such appraisals shall be from an appraiser selected and engaged by the Administrative Agent, and prepared on a basis satisfactory to the Administrative Agent, such appraisals to include, without limitation, information required by applicable law and regulations. The Borrowers shall have also delivered to the Administrative Agent reasonably satisfactory appraisals, environmental reports, surveys and title insurance with respect to material real Property to the extent the Borrowers propose to include such real Property in the Borrowing Base (provided that reasonably satisfactory appraisals, environmental reports, surveys, and title insurance may be delivered on a post-closing basis so long as any related real Property is not included in the Borrowing Base until such reasonably satisfactory appraisals, environmental reports, surveys and title insurance are received by the Agent).
               (m) Certificates of Insurance. The Borrowers shall have delivered to the Administrative Agent certificates of insurance reasonably satisfactory to the Administrative Agent evidencing the existence of all insurance required to be maintained by the Borrowers pursuant to Section 5.03 of this Agreement.
               (n) Material Consents. The Borrowers shall have delivered to the Administrative Agent all material consents listed on Schedule 4.01(n).
               (o) Corporate and Judicial Proceedings. All corporate and judicial proceedings and all instruments and agreements in connection with the transactions among the Borrowers, the Administrative Agent and the Lenders contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all material documents and papers, which the Administrative Agent may have reasonably requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate, governmental or judicial authorities.
               (p) Information. The Administrative Agent shall have received such information (financial or otherwise) as may be reasonably requested by the Administrative Agent.
               (q) Projections. The Administrative Agent and the Lenders shall have received a copy of the initial Projections of the Parent, which Projections shall cover a period commencing on or prior to the Closing Date and ending December 31, 2008, such Projections shall be satisfactory in form and substance to the Administrative Agent.
               (r) Compliance with Material Laws and Regulations. The Borrowers shall have granted the Administrative Agent access to and the right to inspect all reports, audits and other internal information of the Borrowers relating to environmental matters, and any third party verification of certain matters relating to compliance with Environmental Laws reasonably requested by the Administrative Agent, and the Administrative Agent shall be reasonably satisfied (x) that the Borrowers are in compliance in all material respects with all applicable material laws and regulations (including but not limited to ERISA (except for such violations as set forth on Schedule 3.07), margin regulations, bank regulatory limitations and Environmental Laws) and (y) that the Borrowers have made adequate provision for the costs of maintaining such compliance.
               (s) UCC Searches. The Administrative Agent shall have received UCC searches (including tax liens and judgments) and patent and trademark searches conducted in the jurisdictions in which the Borrowers conduct business (dated as of a date reasonably satisfactory to the Agent), reflecting the absence of Liens and encumbrances on the assets of the

Borrowers other than such Liens permitted under the Loan Documents and other Liens as may be satisfactory to the Administrative Agent.
               (t) Minimum Availability. The Borrowers shall have minimum Availability at closing (on a pro forma basis after giving effect to the Loans made and the Letters of Credit issued or deemed issued on the Closing Date) in an amount not less than $75,000,000.
               (u) Funding Account. The Borrowers’ Agent shall have delivered to the Administrative Agent a notice setting forth the deposit account of the Borrowers (the “Funding Account”) to which the Lenders are authorized by the Borrowers to transfer the proceeds of any Borrowing requested or authorized pursuant to this Agreement.
               (v) Closing Documents. The Administrative Agent shall have received all documents required by Section 4.01 and each item listed on the closing checklist, in each case, each reasonably satisfactory in form and substance to the Administrative Agent.
          SECTION 4.02 Conditions Precedent to Each Loan and Each Letter of Credit. The obligation of the Lenders to make each Loan and of the Issuing Bank to issue each Letter of Credit, including the initial Loan and the initial Letter of Credit is subject to the following conditions precedent:
               (a) Notice. To the extent required by Article 2, the Administrative Agent shall have received a notice with respect to such borrowing or issuance, as the case may be, as required by Article 2.
               (b) Representations and Warranties. Either (i) all representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of each Borrowing or the issuance, renewal or extension of each Letter of Credit hereunder with the same effect as if made on and as of such date except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, or (ii) if any such representation and warranty is not true and correct in all material respects, neither the Administrative Agent nor the Required Lenders shall have determined not to make any Loan or instructed the Issuing Bank not to issue Letters of Credit as a result of the fact that such representation or warranty is untrue or incorrect in any material respect.
               (c) No Default. At the time of and immediately after giving effect to such Borrowing or the issuance, renewal or extension of such Letter of Credit, as applicable, either (i) no Default shall have occurred and be continuing or (ii) if a Default has occurred and is continuing, neither the Administrative Agent nor the Required Lenders shall have determined not to make such Borrowing or instructed the Issuing Bank not to issue such Letter of Credit as a result of such Default.
               (d) Payment of Fees. The Borrowers shall have paid to the Administrative Agent the then unpaid balance of all accrued and unpaid Fees then payable under and pursuant to this Agreement and the letter referred to in Section 2.13.

               (e) Borrowing Base Certificate. The Administrative Agent shall have received the timely delivery of the most recent Borrowing Base Certificate required to be delivered hereunder, substantially in the form of Exhibit E (except that the initial Borrowing Base Certificate shall be delivered by the Closing Date).
               (f) Availability. After giving effect to any Borrowing or the issuance of any Letter of Credit, Availability is not less than zero.
The request or deemed request by the Borrowers’ Agent or the Borrowers for, and the acceptance by any Borrower of, an extension of credit hereunder shall be deemed to be a representation and warranty by the Borrowers that the conditions specified in this Section 4.02 have been satisfied or waived at that time. The Administrative Agent may (but shall not be obligated to) require a duly completed compliance certificate with respect to the foregoing as a condition to making a Borrowing or requesting the issuance of Letter of Credit.
     ARTICLE 5. AFFIRMATIVE COVENANTS
          From the date hereof and for so long as any Commitment shall be in effect or any Letter of Credit shall remain outstanding or any amount shall remain outstanding or unpaid under this Agreement or any other Loan Document, each of the Borrowers agrees, jointly and severally with each other Borrower, that it will:
          SECTION 5.01 Financial Statements, Reports, etc. In the case of the Borrowers, deliver to the Administrative Agent:
               (a) on or before the date upon which the Parent’s annual report on Form 10-K is required to be filed with the SEC (and in any event within one hundred five (105) days after the end of each Fiscal Year), the Parent’s (i) audited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows, showing the financial condition of the Parent and its Subsidiaries on a consolidated basis as of the close of such Fiscal Year and the results of their operations during such year, such consolidated financial statements to be audited for the Parent and its Subsidiaries by Deloitte & Touche LLP or other independent public accountants of recognized national standing and accompanied by an audit opinion of such accountants (without (i) in the case of Fiscal Years ending on or after December 31, 2006, a “going concern” or like qualification, exception, or explanatory paragraph and (ii) in the case of any Fiscal Year, without any qualification or exception as to the scope of such audit) and to be certified by a Financial Officer of the Parent to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP and (ii) unaudited consolidating balance sheet and related unaudited consolidating statements of income as of the close of the fourth Fiscal Quarter and as of the close of such Fiscal Year, all such consolidating financial statements showing separately the financial condition of the Parent and its Significant Subsidiaries; provided, however, that any document required to be delivered pursuant to this Section 5.01(a) shall be deemed to have been furnished to the Administrative Agent if the Borrowers have provided the Administrative Agent with a link to such documents that have been made available through their website or that have been filed with the SEC via EDGAR;

               (b) on or before the date upon which the Parent’s quarterly report on Form 10-Q is required to be filed with the SEC (and in any event within fifty (50) days after the end of each of the first three Fiscal Quarters of the Parent), the Parent’s (i) unaudited consolidated balance sheets and related unaudited statements of income, stockholders’ equity and cash flows, showing the financial condition of the Parent and its Subsidiaries on a consolidated basis as of the close of such Fiscal Quarter and the results of their operations during such Fiscal Quarter and the then elapsed portion of the Fiscal Year, certified by a Financial Officer of the Parent as fairly presenting the financial condition and results of operations of the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes and (ii) unaudited consolidating balance sheet and related unaudited consolidating statements of income as of the close of the such Fiscal Quarter, all such consolidating financial statements showing separately the financial condition of the Parent and its Significant Subsidiaries; provided, however, that any document required to be delivered pursuant to this Section 5.01(b) shall be deemed to have been furnished to the Administrative Agent if the Borrowers have provided the Administrative Agent with a link to such documents that have been made available through their website or that have been filed with the SEC via EDGAR;
               (c) commencing with the first Fiscal Month following the Closing Date as soon as available, but no more than 30 days after the end of each month, the unaudited consolidated balance sheet as of the close of such Fiscal Month and related unaudited consolidated statements of income and cash flow of the Parent and its Subsidiaries during such month and the year to date period;
               (d) (i) concurrently with any delivery of financial statements under paragraphs (a), (b) and (c) above, a certificate of a Financial Officer certifying that such financial statements fairly present the financial condition and results of operations of the Parent and its Subsidiaries in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes, (ii) concurrently with any delivery of financial statements under paragraph (a) above, a certificate in accordance with prevailing professional standards (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretations) of the accountants auditing the consolidated financial statements delivered under paragraph (a) above certifying that, in the course of the regular audit of the business of the Parent and its Subsidiaries, such accountants have obtained no knowledge that a Default or Event of Default has occurred and is continuing or if, in the opinion of such accountants, a Default or Event of Default has occurred and is continuing, specifying the nature thereof and all relevant facts with respect thereto;
               (e) as soon as available, but not more than sixty (60) days after the end of each Fiscal Year, commencing with the Fiscal Year ending December 31, 2006, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and funds flow statement) of the Parent on a consolidated basis for each month of the then current Fiscal Year (the “Projections”) in form reasonably satisfactory to the Administrative Agent;
               (f) as soon as available but in any event within fifteen (15) days of the end of each calendar month, and during a Dominion Trigger Event more frequently as needed to redetermine Availability, but in any event not more frequently than weekly, as of the period then ended:
                    (i) a detailed aging of the Borrowers’ Accounts (A) aged by invoice date and (B) reconciled to the Borrowing Base Certificate delivered as of such date, prepared in a manner reasonably acceptable to the Administrative Agent, together with a summary specifying the name, address, and balance due for each Account Debtor;
                    (ii) a schedule detailing the Borrowers’ Inventory, in form satisfactory to the Administrative Agent, by location (showing Inventory in transit, any Inventory located with a third party under any consignment, bailee arrangement, or warehouse agreement), by class (raw material, work-in-process and finished goods), which Inventory shall be valued at the lower of cost (determined on a first-in, first-out basis) or market and reconciled to the Borrowing Base Certificate delivered as of such date;
                    (iii) a summary of categories of Accounts excluded from Eligible Accounts Receivable and Eligible Inventory; and
                    (iv) a reconciliation of the Borrowers’ Accounts and Inventory between the amounts shown in the applicable Borrower’s general ledger and financial statements and the reports delivered pursuant to clauses (i) and (ii) above;
               (g) such other information respecting any Borrower or any of their Subsidiaries as the Administrative Agent may from time to time reasonably request;
               (h) within thirty (30) days of each December 31, an updated customer list for the Borrowers and their Subsidiaries, which list shall state the customer’s name, mailing address and phone number and shall be certified as true and correct by a Financial Officer of the Parent;
               (i) within thirty (30) days following the first Business Day of each March and September, a certificate of good standing for each Borrower from the appropriate governmental officer in its jurisdiction of incorporation, formation, or organization, as applicable;
               (j) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrowers with the SEC (provided that any such documents shall be deemed delivered on the date Borrowers provide to Administrative Agent a link to where such documents were filed electronically via EDGAR or such documents have been made publicly available on their website), or any governmental authority succeeding to any of or all the functions of said commission, or with any national securities exchange, as the case may be;
               (k) promptly upon receipt thereof, any and all default notices received under or with respect to any leased location or public warehouse where Collateral is located (which shall be delivered within two Business Days after receipt thereof);

               (l) promptly upon any Borrower obtaining knowledge thereof or having reason to know, notice of a material portion of Eligible Accounts Receivable, Eligible Equipment, Eligible Inventory or Eligible Real Estate, as the case may be, becoming ineligible under the Borrowing Base;
               (m) as soon as available and in any event within thirty (30) days after the Borrowers or any of their ERISA Affiliates knows that any Termination Event has occurred with respect to any Plan, a statement of a Financial Officer of such Borrower describing the full details of such Termination Event and the action, if any, which such Borrower or such ERISA Affiliate is required or proposes to take with respect thereto, together with any notices required or proposed to be given to or filed with or by such Borrower, the ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator with respect thereto;
               (n) promptly and in any event within ten (10) days after receipt thereof by any Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor, a copy of each notice received by any Borrower or any ERISA Affiliate concerning (A) the imposition of Withdrawal Liability by a Multiemployer Plan, (B) the determination that a Multiemployer Plan is, or is expected to be, in reorganization within the meaning of Title IV of ERISA, (C) the termination of a Multiemployer Plan within the meaning of Title IV of ERISA, or (D) the amount of liability incurred, or which may be incurred, by any Borrower or any ERISA Affiliate in connection with any event described in clause (A), (B) or (C) above;
               (o) promptly and in any event within ten (10) days after receipt thereof by such Borrower or any of its ERISA Affiliates from the PBGC copies of each notice received by the Borrowers or any such ERISA Affiliate of the PBGC’s intention to terminate any Single Employer Plan of any Borrower or such ERISA Affiliate other than the Terminated Plans or to have a trustee appointed to administer any such Plan;
               (p) within ten (10) days after notice is given or required to be given to the PBGC under Section 302(f)(4)(A) of ERISA of the failure of any Borrower or any of their ERISA Affiliates to make timely payments to a Plan other than such payments as are required to be made within 31 days after the effective date of the Settlement Agreement, a copy of any such notice filed and a statement of a Financial Officer of such Borrower setting forth (A) sufficient information necessary to determine the amount of any lien under Section 302(f)(3), (B) the reason for the failure to make the required payments and (C) the action, if any, which such Borrower or any of its ERISA Affiliates proposed to take with respect thereto;
               (q) promptly upon obtaining knowledge thereof, notice of any written notice by the holder of any Equity Interests of any Borrower or the holder of any Indebtedness of any Borrower in excess of $20,000,000 that any default exists with respect thereto or that any Borrower is not in compliance with the terms thereof;
               (r) promptly upon receipt thereof, any notice of any governmental investigation or any litigation commenced or threatened against any Borrower that could reasonably be expected to have a Material Adverse Effect;

               (s) promptly upon any Borrower obtaining knowledge thereof, notice of any Lien (other than Permitted Liens and other Liens permitted under the Loan Documents) or any claim made or asserted against Collateral having a value in excess of $5,000,000;
               (t) promptly upon the commencement thereof, notice of any proceedings with respect to any Tax, fee, assessment, or other governmental charge in excess of $5,000,000;
               (u) prior to the opening thereof, notice of any new deposit account by any Borrower with any bank or other financial institution;
               (v) promptly upon obtaining knowledge thereof, notice of any loss, damage, or destruction to Collateral having a book value of $5,000,000 or more, whether or not covered by insurance;
               (w) immediately after any Borrower obtaining knowledge thereof, notice of any pending strike, work stoppage, unfair labor practice claim, or other labor dispute affecting any Borrower or any of its Subsidiaries in a manner which could reasonably be expected to have a Material Adverse Effect; and
               (x) promptly upon obtaining knowledge thereof, notice of any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
With respect to any report, balance sheet, statement, certificate, plan, forecast, schedule, summary, notice or other document delivered by the Borrowers to the Administrative Agent pursuant to this Section, the Administrative Agent shall deliver each such report, balance sheet, statement, certificate, plan, forecast, schedule, summary, notice or other document to the Lenders by complying with the requirements contained in Section 9.01 or by posting such document to Intralinks or an equivalent means of electronic delivery to which the Lenders have access. Each notice delivered under clauses (o) through (x) of this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Parent setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
          SECTION 5.02 Corporate Existence. Preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except (i) if (A)in the reasonable business judgment of the Parent, it is in the best economic interest of the Borrowers taken as a whole not to preserve and maintain such rights, privileges, qualifications, permits, licenses and franchises, and (B) such failure to preserve the same could not, in the aggregate, reasonably be expected to have a Material Adverse Effect on the operations, business, properties, assets, prospects or financial condition of the Borrowers, taken as a whole, and (ii) as otherwise permitted in connection with sales of assets permitted by Section 6.09.
          SECTION 5.03 Insurance. Maintain with financially sound and reputable carriers acceptable to the Administrative Agent in its Permitted Discretion (including, consistent with past practice, insurance companies affiliated with the Parent), insurance with respect to their

Properties and business (including business interruption insurance, fire insurance and public liability insurance) in such amounts, of such character and against such risks acceptable to the Administrative Agent in its Permitted Discretion and as are usually maintained by companies engaged in the same or similar business or having comparable properties, and in any case having a coverage which is not materially less than the insurance of such type maintained by the Borrowers on the date of this Agreement, provided that no Borrower will use or permit any property to be used in any manner which might render inapplicable any such insurance coverage; provided, however, that in the event such proceeds are received during a Covenant Trigger Event, all such proceeds shall be applied in accordance with Section 2.12(b)(iv). All property insurance covering Collateral maintained by the Borrowers shall name the Administrative Agent as sole loss payee. All liability insurance maintained by the Borrowers with respect to occurrences arising out of or relating to the Collateral shall name the Administrative Agent as additional insured. All such property and liability insurance shall further provide for at least thirty (30) days’ prior written notice (ten (10) days’ prior written notice with respect to cancellation for non-payment of premium or at the request of the insured) to the Administrative Agent of the cancellation or substantial modification thereof.
          SECTION 5.04 Obligations and Taxes. With respect to each Borrower, pay all its material obligations promptly and in accordance with their terms and pay and discharge promptly all material Taxes imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent, as well as all material lawful claims for labor, materials and supplies or otherwise which, if unpaid, would become a Lien or charge upon such properties or any part thereof (other than a Permitted Lien); provided, however, that no Borrower shall be required to pay and discharge or to cause to be paid and discharged any such obligation, Tax or claim to the extent that (i) it is being contested in good faith by appropriate proceedings, (ii) adequate reserves for it have been set aside on the books of the Borrowers, and (iii) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
          SECTION 5.05 Notice of Event of Default, etc. Promptly but no later than five (5) Business Days after any of the Borrowers has knowledge of a Default or an Event of Default, the Borrowers’ Agent shall give to the Administrative Agent notice in writing of such Default or Event of Default.
          SECTION 5.06 Access to Books and Records. Maintain or cause to be maintained at all times true and complete books and records in accordance with GAAP of the financial operations of the Borrowers; and provide the Administrative Agent and its representatives and advisors access to all such books and records as well as any appraisals of the Collateral during regular business hours, in order that the Administrative Agent may upon reasonable prior notice examine and make abstracts from such books, accounts, records, appraisals and other papers for the purpose of verifying the accuracy of the various reports delivered by the Borrowers to the Administrative Agent or the Lenders pursuant to this Agreement or for otherwise ascertaining compliance with this Agreement; and at any reasonable time and from time to time during regular business hours, upon reasonable notice and with reasonable frequency, permit the Administrative Agent and any agents or representatives (including, without limitation, appraisers) thereof to visit the properties of the Borrowers and to conduct examinations of and to monitor the Collateral held by the Administrative Agent, in each case at the expense of the Borrowers.
          SECTION 5.07 Borrowing Base Certificate. Furnish to the Administrative Agent as soon as available and in any event on or before the 15th day of each month, a Borrowing Base Certificate as of the last day of the immediately preceding month, or on a more frequent basis during a Dominion Trigger Event as needed to redetermine Availability, but in any event not more frequently than weekly.
          SECTION 5.08 Collateral Monitoring and Review. At any time upon the request of the Administrative Agent or the Required Lenders through the Administrative Agent, permit the Administrative Agent or professionals (including, without limitation, internal and third-party consultants, accountants and appraisers) retained by the Administrative Agent or its professionals to conduct: evaluations of the Borrowers’ practices in the computation of the Borrowing Base and appraisals of the real Property and Equipment included in the Borrowing Base, provided that, if no Event of Default has occurred and is continuing and if no Covenant Trigger Event has occurred and is continuing, one appraisal per calendar year shall be at the sole expense of the Borrowers (including all reasonable fees and expenses in connection therewith) provided, further that the Borrowers’ Agent may request that the Administrative Agent order appraisals at the sole expense of the Borrowers of the real Property included in the Borrowing Base twice prior to the Termination Date (with the amount available under the Borrowing Base in connection with the real Property being adjusted according to the results of such appraisals), (the reasonable fees and expenses in connection with such evaluations and appraisals, the “Collateral Monitoring Fees”). In connection with any collateral monitoring or review and appraisal relating to the computation of the Borrowing Base, the Borrowers shall make such adjustments to the Borrowing Base as the Administrative Agent shall reasonably require in its Permitted Discretion based upon the terms of this Agreement and results of such collateral monitoring, review or appraisal.
          SECTION 5.09 Projections. Make its Financial Officers available to discuss the Borrowers’ Projections (copies of which have heretofore been delivered to the Administrative Agent and the Lenders pursuant to Section 4.01(q) or 5.01(e) (as applicable)) with the Administrative Agent and/or the Lenders upon the Administrative Agent’s reasonable request.
          SECTION 5.10 Maintenance of Properties and Intellectual Property Rights. (a) Keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) obtain and maintain in effect at all times all material intellectual property rights, licenses and permits, which are necessary for it to own its property or conduct its business as currently conducted and not dispose of, grant, or permit to lapse any rights to any material intellectual property except as otherwise expressly permitted hereunder.
          SECTION 5.11 Compliance with Laws. Comply in all material respects with all laws (except those relating to Environmental Laws, which compliance is subject to Section 5.14), rules, regulations and orders of any Governmental Authority applicable to it or its property.

          SECTION 5.12 Use of Proceeds and Letters of Credit. Use the proceeds of the Loans only for (i) refinancing of the amounts outstanding under the Existing Credit Agreement, (ii) financing of administrative expenses incurred in connection with emerging from bankruptcy, (iii) payment of the Claims contemplated by the Reorganization Plan, (iv) working capital, letters of credit and capital expenditures, including Permitted Acquisitions, (v) other general corporate purposes of the Borrowers and (vi) payment of any related transaction costs, fees and expenses. Such proceeds may not be used (a) in connection with the investigation (including discovery proceedings), initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation against the Lenders or the Administrative Agent in their capacities as such and (b) for any purpose that would violate any of the Regulations of the Board, including Regulations T, U and X.
          SECTION 5.13 Additional Collateral; Further Assurances. (a) Unless the Required Lenders otherwise consent and subject to the requirements of applicable law, cause each of its wholly owned Subsidiaries (excluding any foreign Subsidiary and all Excluded Subsidiaries) formed or acquired after the Closing Date in accordance with the terms of this Agreement to (i) become a Borrower by executing a Joinder Agreement substantially in the form of Exhibit F hereto (the “Joinder Agreement”) and (ii) grant Liens to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, in any Property of such new Borrower which constitutes Collateral, including Mortgages in or to any parcel of real Property located in the United States owned by such new Borrower which the Borrowers’ Agent requests be included in the Borrowing Base.
               (b) Cause (i) 100% of the issued and outstanding Equity Interests of (A) each of the Borrowers’ domestic Subsidiaries and (B) Reorganized KACC (provided however that neither this provision nor any such pledge of Reorganized KACC shall effect, nor shall either be construed as effecting, a pledge of the Equity Interests of any Subsidiary of Reorganized KACC) and Kaiser Bauxite, and (ii) 65% of the issued and outstanding Equity Interests in (A) each foreign Subsidiary directly owned by any Borrower and (B) Trochus, to be subject at all times to a first priority Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Loan Documents or other security documents as the Administrative Agent shall reasonably request; provided, that, with respect to (y) any Subsidiary that is organized outside of the United States, Canada, or Bermuda, and is not a Significant Subsidiary, and (z) Trochus, no Borrower shall be required to take any action under the laws of the jurisdiction of organization of such Person to perfect or register the pledge of such shares and that the Borrowers shall have until the date that is the 30th day after the Closing Date to perfect the pledge of shares of (i) KACL under the laws of Canada or Ontario and (ii) Trochus under the laws of Bermuda; provided, further, that the Borrowers shall have until the date that is the 60th day after the Closing Date to deliver the stock certificate representing the shares of Anglesey owned by KAIC to the Administrative Agent.
               (c) Execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents and agreements, and take or cause to be taken such actions as the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents, including but not limited to all items of the type required by Section 4.01 (as applicable).

               (d) If any material assets (including any real Property or improvements thereto or any interest therein) are acquired by the Borrowers after the Closing Date (other than assets constituting Collateral under the Security and Pledge Agreement that become subject to the Lien in favor of the Administrative Agent upon acquisition thereof), the Borrowers’ Agent will notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders after consultation with the Borrowers’ Agent, the Borrowers will cause such assets to be subjected to a Lien securing the Secured Obligations and will take such actions as shall be necessary or reasonably requested by the Administrative Agent, to grant and perfect such Liens, including actions described in paragraph (c) of this Section and, in the case of acquired owned real Property, a Mortgage, all at the expense of the Borrowers.
          SECTION 5.14 Environmental Covenant. The Borrowers will, and will cause each of their Subsidiaries to:
               (a) use and operate all of their respective facilities and properties in material compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses, and other authorizations required by applicable Environmental Laws relating to environmental matters in effect and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Environmental Laws.
               (b) (i) as soon as possible and in any event not later than fifteen (15) Business Days after the Borrowers become aware of the receipt thereof, notify the Administrative Agent and provide copies of all written claims, complaints, notices, or inquiries by a Governmental Authority, or any Person which has commenced a legal proceeding against any of the Borrowers or any of their Subsidiaries, relating to compliance by any of the Borrowers or any of their Subsidiaries with, or potential liability of any of the Borrowers or any of their Subsidiaries under, Environmental Laws; and
               (ii) with reasonable diligence cure all environmental defects and conditions which are the subject of any actions and proceedings against any of the Borrowers or any of their Subsidiaries relating to compliance with Environmental Laws, except to the extent such actions and proceedings (or the obligation of any of the Borrowers or any of their Subsidiaries to cure such defects and conditions) are stayed or are being contested by any of the Borrowers or any of their Subsidiaries in good faith by appropriate proceedings; and
               (c) provide such information, access, and certifications which the Administrative Agent may reasonably request form time to time to evidence compliance with this Section 5.14.
     ARTICLE 6. NEGATIVE COVENANTS
          From the date hereof and for so long as any Commitment shall be in effect or any Letter of Credit shall remain outstanding or any amount shall remain outstanding or unpaid under this Agreement, each Borrower covenants and agrees that no Borrower will, and no Borrower will permit any of its Significant Subsidiaries to (provided that nothing in this Article 6 shall prohibit (x) the consummation of the Restructuring Transactions on or about the Consummation Dates or (y) the creation or funding of the PI Trusts with the PI Trust Assets, in each case, pursuant to, and in accordance with, the Reorganization Plan):
          SECTION 6.01 Liens. Incur, create, assume or suffer to exist any Lien on any asset of any Borrower, now owned or hereafter acquired by any Borrower, other than (i) Liens described in Schedule 3.06 hereto; (ii) Permitted Liens; (iii) Liens in favor of the Administrative Agent and the Lenders; (iv) Liens securing purchase money Indebtedness or Capital Leases permitted by Section 6.03(ii); provided that (y) such security interests and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after acquisition of the financed Property or assets and (z) such security interests shall not apply to any property or assets of any Borrower or Subsidiary of a Borrower other than the assets or property financed by such Indebtedness or subject to such Capital Leases; (v) Liens securing judgment for the payment of money not constituting an Event of Default under Section 7.01(k); (vi) Liens on property of a Person existing at the time such Person is merged into or consolidated with a Borrower or Significant Subsidiary or becomes a Borrower or a Significant Subsidiary or on any acquired property, in each case, in connection with an Investment or acquisition permitted under Section 6.07; provided that (x) such Liens were not created in contemplation of or in connection with such acquisition or such Person becoming a Borrower or a Significant Subsidiary, as the case may be, (y) such Lien shall not apply to any property or assets of any Borrower other than the assets being acquired and (z) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Borrower or a Significant Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount of the obligations secured by such Lien and that are otherwise permitted hereunder; (vii) precautionary UCC filings by lessors under operating leases covering the Property subject to such leases and UCC filings in respect of Liens permitted under this Section 6.01; and (viii) Liens granted to the “Collateral Agent” (as defined in the Term Loan Agreement) as provided for in the Term Loan Agreement but only so long as the Collateral Agent, the “Lenders” under (and as defined in) the Term Loan Agreement and such Liens are subject to the Intercreditor Agreement.
          SECTION 6.02 Merger, etc. Consolidate or merge with or into another Person; provided that (i) any Borrower may dissolve, merge or liquidate with or into another Borrower, (ii) any Subsidiary of a Borrower may dissolve, merge or liquidate with or into a Borrower so long as such Borrower is the entity surviving any merger, (iii) any Subsidiary of a Borrower that is not a Borrower may dissolve, merge or liquidate with or into any other Subsidiary of a Borrower other than an Excluded Subsidiary, and (iv) in connection with any Permitted Acquisition under Section 6.07(iv) below, any subsidiary of a Borrower may merge or consolidate with another Person or permit any other Person to merge into or consolidate with it (subject to clause (g) of the definition of the term Permitted Acquisition).
          SECTION 6.03 Indebtedness. Contract, create, incur, assume or suffer to exist any Indebtedness, except for (i) the Secured Obligations; (ii) Indebtedness with respect to existing Capital Lease Obligations and purchase money Indebtedness for fixed or capital assets and extensions, refinancings, replacements or renewals of such Indebtedness permitted by clause (xiii) below; (iii) intercompany Indebtedness of any Borrower to any Borrower; provided such intercompany Indebtedness is subordinated to the Secured Obligations pursuant to an

Intercompany Subordination Agreement substantially in the form of Exhibit I hereto (the “Intercompany Subordination Agreement”) or otherwise in a manner reasonably satisfactory to the Administrative Agent; (iv) Indebtedness arising from Investments (other than Permitted Acquisitions) permitted by Section 6.07 and Indebtedness of a Person existing at the time such Person is merged into or consolidated with a Borrower or Significant Subsidiary or becomes a Borrower or a Significant Subsidiary, in each case, in connection with an Investment or acquisition permitted under Section 6.07; provided that such Indebtedness was not incurred in contemplation of or in connection with such Investment or acquisition; (v) Indebtedness in respect of obligations pursuant to any Permitted Commodity Swap Agreement; (vi) Indebtedness incurred by any Borrower under Swap Agreements entered into in the ordinary course of financial management, and not for speculative purposes; provided that, except to the extent any such Indebtedness is a Secured Obligation, all such obligations shall be unsecured; (vii) Indebtedness owed to JPMorgan Chase, or any of its Lender Affiliates, in respect of any Banking Services Obligations; (viii) Indebtedness in respect of performance, surety and appeal bonds arising in the ordinary course of business; (ix) Indebtedness existing on the Closing Date and described on Schedule 6.03 and extensions, refinancings, replacements or renewals of such Indebtedness permitted by clause (xiii) below; (x) Guarantees by the Borrowers of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of any Borrower or any other Subsidiary, provided that (1) the Indebtedness so Guaranteed is permitted by this Section 6.03, (2) Guarantees by any Borrower of Indebtedness of any Subsidiary that is not a Borrower shall be subject to Section 6.07, and (3) Guarantees permitted under this clause (x) shall be subordinated to the Secured Obligations of the applicable Borrower on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations; (xi) Indebtedness in respect of advanced payments by customers under purchase contracts in the ordinary course of business of the applicable Borrower; (xii) Indebtedness incurred pursuant to the Term Loan Agreement and Guarantees thereof, and extensions, refinancings, replacements or renewals of such Indebtedness permitted by clause (xiii) below; (xiii) Indebtedness that represents an extension, refinancing, or renewal of any of the Indebtedness described in clauses (ii), (ix) and (xii) hereof; provided that (1) the principal amount of such Indebtedness is not increased and, with respect to extensions, refinancings, replacements or renewals of Indebtedness incurred pursuant to the Term Loan Agreement and Guarantees thereof, the then outstanding aggregate principal amount of such Indebtedness is not (unless Availability is greater than $65,000,000 both immediately before and after such extension, refinancing, replacement or renewal) decreased, (2) any Liens securing such Indebtedness are not extended to any additional Property of any Borrower, except to the extent that the Lien of the Administrative Agent extends to (and is a perfected, first priority Lien in) such additional Property, (3) no Borrower that is not obligated with respect to repayment of such Indebtedness at the time of such refinancing is required to become obligated with respect thereto, (4) such extension, refinancing, replacement or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced, replaced or renewed, (5) the terms of any such extension, refinancing, replacement or renewal are not less favorable to the obligor thereunder than the original terms of such Indebtedness, and (6) (i) with respect to extensions, refinancings, replacements or renewals of Indebtedness incurred pursuant to the Term Loan Agreement and Guarantees thereof, such refinancing, renewal, replacement or extension Indebtedness is subject to the Intercreditor Agreement, and (ii) with respect to extensions, refinancings, replacements or renewals of all other Indebtedness, the terms and conditions of the refinancing, renewal, replacement or extension Indebtedness include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to the refinanced, renewed, replaced or extended Indebtedness; and (xiv) other unsecured Indebtedness not to exceed $10,000,000 in the aggregate at any time outstanding.
          SECTION 6.04 Guarantees and Other Liabilities. Purchase or repurchase (or agree, contingently or otherwise, so to do) the Indebtedness of, or assume, Guarantee (directly or indirectly or by an instrument having the effect of assuring another’s payment or performance of any obligation or capability of so doing, or otherwise), endorse or otherwise become liable, directly or indirectly, in connection with the obligations, stock or dividends of any Person, except (i) for any guaranty of Indebtedness or other obligations of any Borrower if such Person could have incurred such Indebtedness or obligations under this Agreement; (ii) by endorsement of negotiable instruments for deposit or collection in the ordinary course of business; and (iii) with respect to Guarantees of Indebtedness pursuant to Section 6.03(viii), (x) or (xii).
          SECTION 6.05 Dividends; Capital Stock. Declare or pay, directly or indirectly, any dividends or make any other distribution or payment, whether in cash, property, securities or a combination thereof, with respect to (whether by reduction of capital or otherwise) any shares of capital stock or membership interests (or any options, warrants, rights or other equity securities or agreements relating to any capital stock or membership interests), or set apart any sum for the aforesaid purposes (all of the foregoing, “Restricted Payments”); provided that (i) any Borrower may make Restricted Payments to any other Borrower that is its direct parent; (ii) any Borrower (other than the Parent) may declare and pay dividends ratably with respect to its Equity Interests; and (iii) the Parent may make a Restricted Payment so long as at the time of and after giving effect to such Restricted Payment, (A) no Default is continuing or would result therefrom and (B) the amount of such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Parent after the Closing Date, is less than the sum of (1) 50% of the Net Income of the Parent and its Subsidiaries for the period, taken as one accounting period, from the Closing Date to the end of the Parent’s most recently ended Fiscal Quarter for which financial statements complying with Section 5.01(a) or 5.01(b) (as applicable) have been delivered at the time of such Restricted Payment, or, if such Net Income for such period is a deficit, less 100% of such deficit, plus (2) up to 100% of the proceeds (such proceeds to be determined in accordance with clause (c) of the definition of Net Proceeds without giving effect to the proviso therein) from the sale or issuance by the Parent of any of its Equity Interest remaining after making any mandatory prepayment of Net Proceeds that may be required at such time, if any, pursuant to Section 2.12(b)(iii) and not used to make any Investments or other Restricted Payments, plus (3) $2,000,000.
          SECTION 6.06 Transactions with Affiliates. Sell or transfer any property or assets to, or otherwise engage in any other material transactions with, any of its Affiliates (other than the Borrowers), other than (i) any transaction (or, in the case of a series of related transactions, any series of related transactions taken as a whole) in the ordinary course of business at prices and on terms and conditions not less favorable to such Borrower than could be obtained on an arm’s-length basis from unrelated third parties; (ii) dividends, distributions or payments permitted under Section 6.05; (iii) issuances of securities pursuant to employee stock benefit plans approved by the board of directors of such person, (iv) granting of stock options to employees or directors pursuant to a plan approved by the board of directors of such person, (v) loans or advances to employees permitted pursuant to Section 6.07; and (vi) reasonable fees to directors of any Borrower or Significant Subsidiary who are not employees of the Borrowers or Significant Subsidiaries.
          SECTION 6.07 Investments, Loans, Advances, Guaranties and Acquisitions. (a) Purchase, hold or acquire (including pursuant to a merger with any Person that was not a Borrower or a wholly-owned subsidiary of a Borrower prior to such merger) any capital stock, evidences of indebtedness or other securities of (including any option, warrant or other right to acquire any of the foregoing), make or permit to exist any loans or advances to Guarantee any obligations of, or make or permit to exist any investment in, any other Person or purchase or otherwise acquire (in one transaction or series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise) (all of the foregoing, “Investments”), except for (i) ownership by the Borrowers of the capital stock or membership interests of each of their Subsidiaries, provided that no further equity investments may be made in any such Person that is not a Borrower; (ii) Investments by Subsidiaries that are not Borrowers in any Borrower or Significant Subsidiary provided that any such Investment which is a loan, advance, guaranty or other debt Investment shall be subordinated to the Obligations pursuant to the Intercompany Subordination Agreement or such other form acceptable to the Administrative Agent; (iii) Permitted Investments; (iv) Permitted Acquisitions; (v) advances and loans to KACL in the ordinary course of business consistent with past practices, provided that no Event of Default has occurred and is continuing, and provided further that in no event shall the aggregate principal amount of such advances or loans made after the Closing Date be greater than $10,000,000 at any one time outstanding; (vi) advances and loans to, and Investments in, Trochus in the ordinary course of business consistent with past practices, provided that no Event of Default has occurred and is continuing, and provided further that in no event shall the sum of (A) the aggregate principal amount of such advances or loans made after the Closing Date at any one time outstanding plus (B) the amount of such Investments (other than such advances and loans under clause (A) above) made after the Closing Date in the aggregate be greater than $8,000,000; (vii) Investments in the form of advance payments in connection with any Permitted Commodity Swap Agreement; (viii) Investments in respect of, including by way of contributions to, voluntary employee beneficiary associations established for the benefit of certain hourly retirees and for the benefit of certain salaried retirees pursuant to agreements, as amended and/or modified, that KACC and Kaiser Bellwood negotiated with the United Steelworkers of America, the International Association of Machinists and Aerospace Workers, and the Official Committee of Retired Employees in the Cases, the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America and/or its Local Union No. 1186, the Paper, Allied-Industrial, Chemical and Energy Workers International Union, AFL-CIO, CLC and the International Chemical Workers Union Council-United Food & Commercial Workers and approved by orders of the Bankruptcy Court entered on March 22, 2004, March 25, 2004, June 1, 2004, February 1, 2005, October 21, 2005 and January 9, 2006; (ix) loans or advances made by a Borrower to its employees in the ordinary course of business for travel and entertainment expenses, relocation costs and similar purposes (up to a maximum of $2,000,000 in the aggregate at any one time outstanding), and loans or advances to directors, officers or employees of any Borrower the proceeds of which are concurrently used to purchase Equity Interests in a Borrower; (x) Investments described on Schedule 6.07 hereto and modifications, extensions, and renewals of such Investments; (xi) other Investments not to exceed $10,000,000 in the aggregate at any time outstanding; and (xii) advances and loans to Reorganized KACC from time to time in accordance with the Reorganization Plan, provided that in no event shall the aggregate principal amount of such advances or loans made after the Closing Date be greater than $7,000,000 at any one time outstanding.
          SECTION 6.08 Creation of Subsidiaries. Create or acquire any Subsidiary of any Borrower after the Closing Date, except for Subsidiaries created or acquired in accordance with the terms of Section 5.13.
          SECTION 6.09 Disposition of Assets. Sell or otherwise dispose of any assets (including, without limitation, the Equity Interests of any Subsidiary), except for (i) sales of Permitted Investments; (ii) sales of Inventory in the ordinary course of business; (iii) dispositions of surplus, obsolete or damaged assets no longer used in the business of the Borrowers and their Subsidiaries; (iv) sales of assets set forth on Schedule 1.01(a) or Schedule 6.09 hereto; (v) the disposition of assets by any Borrower or any of its Subsidiaries in any single transaction or series of related transactions with an aggregate fair market value of less than $500,000; (vi) the disposition of assets by any Borrower or any of its Subsidiaries not otherwise permitted under this Section 6.09 having a fair market value not exceeding $10,000,000 (excluding the fair market value of any asset sold or disposed of in an Excluded Asset Sale) in the aggregate in each Fiscal Year provided that at least 75% of the consideration received by the Borrower or a Subsidiary of the Borrower in connection with such disposition shall be cash or assets that can be readily converted to cash without discount within ninety (90) days; (vii) dispositions of property by (A) any Borrower to any other Borrower, (B) any Subsidiary to any Borrower, and (C) any Subsidiary that is not a Borrower to any other Subsidiary that is not a Borrower; (viii) the grant of any Liens permitted under Section 6.01; (ix) non-exclusive licenses of intellectual property in the ordinary course of business; and (x) sale leaseback transactions with respect to fixed or capital assets, provided that any such sale is made for cash consideration in an amount not less than the fair market value of such asset and is consummated within 90 days of the acquisition or completion of construction of such asset by such Person.
          SECTION 6.10 Nature of Business. Modify or alter in any material manner the nature and type of its business as conducted on the Closing Date or the manner in which such business is conducted (except such activities as may be incidental or related thereto or reasonably related extensions thereof), it being understood that dispositions of assets permitted by Section 6.09 shall not constitute such a material modification or alteration.
          SECTION 6.11 Restrictive Agreements. Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Borrower or any of their Significant Subsidiaries (other than Excluded Subsidiaries) to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary of a Borrower to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrowers or any other Subsidiary of the Borrowers or to guarantee Indebtedness of the Borrowers or any other Subsidiary of the Borrowers; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement or the Term Loan Documents, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.11 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.
          SECTION 6.12 Prepayment of Indebtedness; Subordinated Indebtedness. (a) Directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (i) the Obligations; (ii) Capital Lease Obligations permitted by Section 6.03(ii) not to exceed $10,000,000 in the aggregate in any Fiscal Year; (iii) prepayment of Indebtedness in connection with the cancellation, termination or unwinding of Permitted Commodity Swap Agreements; (iv) prepayment of Indebtedness in connection with the cancellation, termination or unwinding of Swap Obligations described in Section 6.03(vi); (v) prepayments in respect of Indebtedness in respect of advanced payments permitted by Section 6.03(xi); and (vi) prepayments of Indebtedness incurred pursuant to the Term Loan Agreement; provided that no such prepayment of Indebtedness incurred pursuant to the Term Loan Agreement shall be made unless Availability is greater than $65,000,000 both before and after such prepayment; provided, however, that notwithstanding the first proviso of this clause (vi), the Borrowers may extend, refinance, renew or replace the Indebtedness incurred pursuant to the Term Loan Agreement and Guarantees thereof to the extent permitted under Section 6.03.
               (b) (i) Make any amendment or modification to any indenture, note or other agreement evidencing or governing any Indebtedness of such Person the payment of which is subordinated to payment of the Obligations, thereof, (w) accelerating the date of any payment of principal or interest thereunder, (x) increasing the interest rate or fees payable thereunder or converting any interest payable in kind to current cash pay interest, (y) amending, modifying, supplementing or otherwise modifying any of the subordination provisions of such indenture, note or other agreement or (z) making any provision of such indenture, note or other agreement more restrictive or burdensome on any Borrower nor any Subsidiary of any Borrower or (ii) directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any such Indebtedness.
          SECTION 6.13 Fixed Charge Coverage. Permit the Fixed Charge Coverage Ratio as of the last day of any trailing fiscal period of the Borrowers set forth below to be less than the ratio set forth opposite such period:

Fixed Charge Coverage
Period Ending	Ratio
the Fiscal Quarter ending September 30, 2006	1.00:1.00

the last two Fiscal Quarters ending December 31, 2006	1.00:1.00

Fixed Charge Coverage
Period Ending	Ratio
the last three Fiscal Quarters ending March 31, 2007	1.00:1.00

the last four Fiscal Quarters ending June 30, 2007	1.00:1.00

the last four Fiscal Quarters ending the last day of each Fiscal Quarter thereafter	1.10:1.00
; provided that no Borrower shall be required to comply with this covenant as of the last day of any Fiscal Quarter so long as (i) no Covenant Trigger Event has occurred and is continuing on the last day of such Fiscal Quarter and (ii) no Covenant Trigger Event occurs after the last day of such Fiscal Quarter and on or prior to the last day of the next succeeding Fiscal Quarter.
          SECTION 6.14 Amendments to Orders. Directly or indirectly consent to, or file any motion or pleading in any court supporting or seeking, any amendment, supplement, modification or stay of the Confirmation Order or the District Court Order.
     ARTICLE 7. EVENTS OF DEFAULT
          SECTION 7.01 Events of Default. If any of the following events (“Events of Default”) shall occur:
               (a) the Borrowers shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any Letter of Credit Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
               (b) the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days after the date due;
               (c) any representation or warranty made or deemed made by or on behalf of any Borrower in or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;
               (d) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02 (with respect to a Borrower’s existence), 5.05, or 5.12 or in Article 6;
               (e) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those which constitute a default under another clause of this Section), and such failure shall continue unremedied for a period of (i) five (5) Business Days after the earlier of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of Sections 5.01, 5.06 and Article 10 of this Agreement or (ii) thirty (30) days after the earlier of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of any other Section of this Agreement;
               (f) any Borrower shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;
               (g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
               (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Borrower or any Significant Subsidiary of a Borrower or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any Significant Subsidiary of any Borrower or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;
               (i) any Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Borrower or such Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admit-ting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
               (j) any Borrower or any Significant Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
               (k) one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 shall be rendered against any Borrower, any Significant Subsidiary or any combination thereof (to the extent not covered by insurance as to which the relevant insurance company does not dispute coverage) and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Borrower or any Significant Subsidiary to enforce any such judgment or any Borrower or any Significant Subsidiary shall fail within 30 days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;
               (l) a Change of Control shall occur; or
               (m) any material provision of any Loan Document shall, for any reason, cease to be valid and binding on any of the Borrowers, or any Borrower or Affiliate of any Borrower shall so assert in any pleading filed in any court or any material portion of any Lien (as determined by the Administrative Agent in its Permitted Discretion) intended to be created by the Loan Documents shall cease to be or shall not be a valid and perfected Lien having the priorities contemplated hereby or thereby; or
               (n) (i) any Termination Event shall have occurred and shall continue unremedied (if applicable) for more than 10 days and the sum (determined as of the date of occurrence of such Termination Event) of the Insufficiency of the Plan in respect of which such Termination Event shall have occurred and be continuing and the Insufficiency of any and all other Plans with respect to which such a Termination Event shall have occurred and then exist is equal to or greater than $5,000,000, or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 401(a)(29) or 412(n) of the Code or under ERISA with respect to any Plan of any Borrower or an ERISA Affiliate; or
               (o) (i) any Borrower or any ERISA Affiliate thereof shall have been notified by the sponsor or trustee of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan, (ii) such Borrower or such ERISA Affiliate does not have reasonable grounds, in the opinion of the Administrative Agent, to contest such Withdrawal Liability or is not in fact contesting such Withdrawal Liability in a timely and appropriate manner, and (iii) the amount of such Withdrawal Liability specified in such notice, when aggregated with all other amounts required to be paid to Multiemployer Plans in connection with Withdrawal Liabilities (determined as of the date of such notification), exceeds $5,000,000 allocable to obligations or requires payments exceeding $500,000 per annum in excess of the annual payments made with respect to such Multiemployer Plans by such Borrower or such ERISA Affiliate for the plan year immediately preceding the plan year in which such notification is received; or
               (p) any Borrower or any ERISA Affiliate thereof shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrowers and its ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years that include the date hereof by an amount exceeding $5,000,000; or
               (q) a material breach by any Borrower or any ERISA Affiliate of the Settlement Agreement shall have occurred; or
               (r) any Borrower is criminally indicted or convicted under any law that may reasonably be expected to lead to a forfeiture of any property of such party having a fair market value in excess of $10,000,000; or
               (s) an order of any court of competent jurisdiction is entered amending, supplementing, staying for any period, vacating or otherwise modifying the Confirmation Order, the District Court Order or the PI Trust or any of the Borrowers shall apply for authority to do so; provided, however, no Default shall occur under this subsection so long as (x) neither the District Court Order nor the Confirmation Order is stayed or vacated and (y) any such amendment, supplement or other modification is not adverse to the rights and interests of the Lenders under this Agreement and the other Loan Documents and could not reasonably be expected to have a Material Adverse Effect;
then, and in every such event (other than an event with respect to any Borrower described in clause (h) or (i) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers’ Agent, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then out-standing to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued and unpaid interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to any of the Borrowers described in clause (h) or (i) of this Section 7.01, the Commitments shall automatically terminate and the unpaid principal of the Loans then outstanding, together with accrued and unpaid interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. Upon the occurrence and the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, increase the rate of interest applicable to the Loans and other Obligations as set forth in Section 2.14(d) and exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.
     ARTICLE 8. THE ADMINISTRATIVE AGENT
          Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.
          The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrowers or any Subsidiary of a Borrower or other Affiliate thereof as if it were not the Administrative Agent hereunder.
          The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of their respective Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrowers’ Agent or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
          The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
          The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
          Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrowers’ Agent. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrowers’ Agent, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a commercial bank or an Affiliate of any such commercial bank, which shall be reasonably satisfactory to Borrowers’ Agent. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers’ Agent and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
          Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.
          Each Lender hereby agrees that (a) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (b) the Administrative Agent (i) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report, and (ii) shall not be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Borrowers and will rely significantly upon the Borrowers’ books and records, as well as on representations of the Borrowers’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Borrower or any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
          The documentation agent, lead arranger, sole bookrunner, syndication agent and co-arranger, each in its capacity as such, shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.
     ARTICLE 9. MISCELLANEOUS
          SECTION 9.01 Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone or by other electronic communication (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:
                         (i) if to any Borrower, to the Borrowers’ Agent at:
Kaiser Aluminum Corporation
27422 Portola Parkway, Suite 350
Foothill Ranch, CA 92610-2831
Attention: Office of the Chief Financial Officer
Facsimile No: (949) 636-1930
with a copy to:
Jones Day
77 West Wacker
Chicago, IL 60601-1692
Attention: Robert J. Graves
Facsimile No.: (312) 782-8585
                         (ii) if to the Administrative Agent, the Issuing Bank or the Swingline Lender, to JPMorgan Chase Bank, National Association at:
JPMorgan Chase Bank
National Association
2200 Ross Avenue, 6th Floor
Mail Code: TX1-2921
Dallas, TX 75201

Attention: Portfolio Manager
Facsimile No: (214) 965-2594
with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive
Chicago, IL 60606
Attention: Seth Jacobson
Facsimile No: (312) 407-0411
                    (iii) if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.
All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.
               (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 or to compliance and no Event of Default certificates delivered pursuant to Section 5.01 unless expressly provided for therein or otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrowers’ Agent (on behalf of the Borrowers) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in this Section 9.01 of notification that such notice or communication is available and identifying the website address therefor.
               (c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
          SECTION 9.02 Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.
               (b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by each Borrower and the Required Lenders or, (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Borrower(s) that are parties thereto, with the consent of the Required Lenders; provided, however, that no such waiver, modification or amendment shall, without the written consent of (1) 100% of Lenders, (A) increase the advance rates set forth in the definition of the term “Borrowing Base”, (B) except as provided in clause (d) of this Section, release all or substantially all of the Collateral, (C) change Section 2.19(b) or (d) in a manner that would alter the manner in which payments are shared, (D) modify any of the voting percentages, (E) amend the definition of “Class 1 Equipment Percentage”, “Class 2 Equipment Percentage”, “Class 3 Equipment Percentage”, “Class 4 Equipment Percentage”, “Class 5 Equipment Percentage”, “Class 6 Equipment Percentage”, or “Real Property Percentage”, (F) amend the definition of “Dominion Trigger Event” or “Dominion Release Event”, (G) release any Borrower as a party to, or from all of its obligations under, this Agreement (except as permitted under Section 6.02), or (H) amend this Section 9.02(b) to change the percentage of Lenders required to approve any waiver, amendment or modification, and (2) the Lender directly affected thereby, (A) except as expressly provided in Section 2.22, increase the Commitment of a Lender (it being understood that a waiver of an Event of Default shall not constitute an increase in the Commitment of a Lender) or extend the expiry date of such Lender’s Commitment, or (B) reduce or forgive the principal amount of any Loan or Letter of Credit Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, or postpone any scheduled date of payment of the principal amount of any Loan or Letter of Credit Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be.
               (c) The Administrative Agent may (i) amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04 and Facility Increases in accordance with Section 2.22, and (ii) waive payment of the fee required under Section 9.04(b)(ii)(C) without obtaining the consent of any other party to this Agreement.

               (d) The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Borrowers on any Collateral (i) upon the termination of the Commitment, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to each affected Lender, (ii) constituting property being sold, assigned, transferred or otherwise disposed of if the Borrower disposing of such property certifies to the Administrative Agent that such sale, assignment, transfer or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property leased to a Borrower under a lease which has expired or been terminated in a transaction permitted under this Agreement or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Section 7.01. Except as provided in the preceding sentence, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders; provided that, the Administrative Agent may in its discretion, release its Liens on Collateral valued in the aggregate not in excess of $2,000,000 during any calendar year without the prior written authorization of the Required Lenders. Any such release shall not in any manner discharge, affect, or impair the Secured Obligations or any Liens (other than those expressly being released) upon (or obligations of the Borrowers in respect of) all interests retained by the Borrowers, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.
               (e) If, in connection with any proposed amendment, waiver or consent requiring the consent of “100% of Lenders” or “the Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then, so long as the Administrative Agent is not a Non-Consenting Lender, the Borrowers’ Agent may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrowers’ Agent and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and, to the extent any such assignee is not already a Lender, to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.16 and 2.18, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.17 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.
          SECTION 9.03 Expenses; Indemnity; Damage Waiver. (a) The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Expenses being reimbursed by the Borrowers under this Section include, without limiting the generality of the foregoing, costs and expenses incurred in connection with:
                    (i) subject to Section 5.08, appraisals of all or any portion of the Collateral (including reasonable travel, lodging, meals and other out of pocket expenses of the appraisers);
                    (ii) subject to Section 5.08, field examinations and the preparation of Reports at either the Administrative Agent’s then customary charge (such charge is currently $850 per day (or portion thereof) for each Person employed by the Administrative Agent with respect to each field examination) or at the fee charged by a third party retained by the Administrative Agent, plus in each case travel, lodging, meals and other out of pocket expenses;
                    (iii) lien and title searches and title insurance;
                    (iv) taxes, fees and other charges, if any, for recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens;
                    (v) sums paid or incurred to take any action required of any Borrower under the Loan Documents that such Borrower fails to pay or take; and
                    (vi) forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.
All of the foregoing costs and expenses may be charged to the Borrowers as Revolving Loans or to another deposit account, in each case in accordance with Section 2.19(c).
               (b) The Borrowers shall jointly and severally indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of their Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of their Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.
               (c) To the extent that the Borrowers fail to pay any amount required to be paid by the Borrowers to the Administrative Agent, the Issuing Bank, the Swingline Lender or any Related Party of any of the foregoing Persons under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank, the Swingline Lender or such Related Party, as the case may be, such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank, the Swingline Lender or such Related Party in its capacity as such.
               (d) To the extent permitted by applicable law, no Borrower shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
               (e) All amounts due under this Section shall be payable promptly after written demand therefor.
          SECTION 9.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
               (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
                         (A) the Administrative Agent;
                         (B) the Issuing Bank; and
                         (C) the Borrowers’ Agent; provided that no consent of the Borrowers’ Agent shall be required for an Assignment to a Lender, an Affiliate of a Lender, an Approved Fund, or if an Event of Default has occurred, any other assignee.
                    (ii) Assignments shall be subject to the following additional conditions:
                         (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment and Loans of any Class at the time owing to it, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent) shall not be less than $5,000,000 unless each of the Administrative Agent and the Borrowers’ Agent otherwise consents, provided that no such consent of the Borrowers’ Agent shall be required if an Event of Default has occurred and is continuing;
                         (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or Commitment so assigned;
                         (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

                         (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
                    (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
                    (iv) The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in the United States of America a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of and accrued interest on the Loans and Letter of Credit Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
                    (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.06, 2.07(d) or (e), 2.08(b), 2.19(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
                    (vi) For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning: “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
               (c) (i) Any Lender may, without the consent of any Borrower, the Borrowers’ Agent, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Borrowers’ Agent, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of any Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.19(c) as though it were a Lender.
                    (ii) A Participant shall not be entitled to receive any greater payment under Section 2.16 or 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the prior written consent of the Borrowers’ Agent). A Participant that would be a Foreign Lender or other Lender that would be required to furnish documentation pursuant to Section 2.18(e) if it were a Lender shall not be entitled to the benefits of Section 2.18 unless the Borrowers’ Agent is notified of the participation sold to such Participant and such Participant complies with Section 2.18(e) as though it were a Lender. In addition, by acquiring its participation, any Participant shall be deemed to have agreed to comply with Section 2.18(f) as if it were a Lender.
               (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender,

including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          SECTION 9.05 Survival. All covenants, agreements, representations and warranties made by the Borrowers and their Subsidiaries party thereto in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.16, 2.17, 2.18 and 9.03 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
          SECTION 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.
          SECTION 9.07 Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
          SECTION 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall notify the Borrowers’ Agent and the Administrative Agent of such set-off or application, provided that any failure to give or delay in giving such notice shall not effect the validity of any such set-off or application under this Section 9.08. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. NOTWITHSTANDING THE FOREGOING, AT ANY TIME THAT ANY OF THE OBLIGATIONS SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER SHALL EXERCISE A RIGHT OF SETOFF, LENDER’S LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT UNLESS IT IS TAKEN WITH THE CONSENT OF THE LENDERS REQUIRED BY SECTION 9.02 OF THIS AGREEMENT, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY, OR ENFORCEABILITY OF THE LIENS GRANTED TO THE ADMINISTRATIVE AGENT PURSUANT TO THE COLLATERAL DOCUMENTS OR THE ENFORCEABILITY OF THE SECURED OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OR ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE PARTIES AS REQUIRED ABOVE, SHALL BE NULL AND VOID. THIS PARAGRAPH SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS.
          SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process. (a) The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the laws of the State of New York, but giving effect to federal laws applicable to national banks.
               (b) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any U.S. Federal or New York State court sitting New York, New York in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or its properties in the courts of any jurisdiction.

               (c) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
               (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
          SECTION 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY (INCLUDING, WITHOUT LIMITATION, THE ADMINISTRATIVE AGENT) HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
          SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
          SECTION 9.12 Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and any of their obligations, so long as such counterparty agrees to be bound by the provisions of this Section 9.12, (g) with the consent of the Borrowers’ Agent, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrowers or the Borrowers’ Agent. For the purposes of this Section, “Information” means all information received from the Borrowers relating to the Borrowers or their business, operations, assets, liabilities, financial condition or position, results or operations, or prospects, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrowers or the Borrowers’ Agent. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
          SECTION 9.13 Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Bank nor any Lender shall be obligated to extend credit to the Borrowers in violation of any Requirement of Law.
          SECTION 9.14 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Act.
          SECTION 9.15 Disclosure. Each Borrower and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Borrowers and their respective Affiliates.
          SECTION 9.16 Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.
          SECTION 9.17 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law

(collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
     ARTICLE 10. CASH MANAGEMENT
          SECTION 10.01 Cash Management.
               (a) The Borrowers and their Significant Subsidiaries (other than KACL and Anglesey) shall establish and maintain cash management services of a type and on terms reasonably satisfactory to the Administrative Agent at JPMorgan Chase or any Affiliate thereof on the Closing Date (each, a “Cash Management Bank”) or as promptly as practicable. All Cash Management Accounts shall be maintained solely at JPMorgan Chase or any Affiliate thereof (JPMorgan Chase agrees that such cash management services will be provided at reasonably competitive market rates), except for those accounts listed on Part I of Schedule 10.01, each of which is subject to a control agreement in form and substance acceptable to the Administrative Agent. The Borrowers shall take such reasonable steps to enforce, collect, receive and cause all amounts owing on the Accounts of the Borrowers to be remitted directly to a Cash Management Account (other than any payroll, operating, checking or disbursement or petty cash account) or the Administrative Agent’s Account, and deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all cash proceeds in respect of any Collateral and all collections and other amounts received by any Borrower (including payments made by the Account Debtors directly to any Borrower) into a Cash Management Account. All deposit and securities accounts of KACL and Anglesey as of the Closing Date are listed on Part II of Schedule 10.01.
               (b) Each Cash Management Bank shall, from and after the Closing Date, at the election of the Administrative Agent in its sole discretion, forward all cash deposited into the Cash Management Accounts covered thereby by electronic funds transfer (including, but not limited to, ACH transfers) on each Business Day to a designated Account of the Administrative Agent; provided, however that except during a Dominion Trigger Event all such cash deposited to such Account shall be deposited into the Borrowers’ designated operating account.
          SECTION 10.02 Cash Dominion. During a Dominion Trigger Event, the Borrowers hereby irrevocably waive the right to direct the application of all funds in their respective Cash Management Accounts and agree that the Administrative Agent shall apply all payments in respect of any Secured Obligations and all available funds in the Cash Management Accounts on a daily basis in a manner provided in Section 2.11(b).

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and the year first written.

BORROWERS: KAISER ALUMINUM CORPORATION

By:	/s/ Daniel J. Rinkenberger

Name:	Daniel J. Rinkenberger
Title:	Vice President and Treasurer

KAISER ALUMINUM INVESTMENTS COMPANY

By:	/s/ Daniel J. Rinkenberger

Name:	Daniel J. Rinkenberger
Title:	Vice President and Treasurer

KAISER ALUMINUM FABRICATED PRODUCTS, LLC

By:	/s/ Daniel J. Rinkenberger

Name:	Daniel J. Rinkenberger
Title:	Vice President and Treasurer

KAISER ALUMINIUM INTERNATIONAL, INC.

By:	/s/ Daniel J. Rinkenberger

Name:	Daniel J. Rinkenberger
Title:	Vice President and Treasurer

JPMORGAN CHASE BANK, N.A., Individually and as Administrative Agent and Lender

By:	/s/ Devin Mock

Name:	Devin Mock
Title:	Vice President

LENDER:

THE CIT GROUP/BUSINESS CREDIT, INC.

By:	/s/ Chad Ramsey

Name:	Chad Ramsey
Title:	Vice President

LENDER:

BANK OF AMERICA, N.A.

By:	/s/ Robert M. Dalton

Name:	Robert M. Dalton
Title:	Vice President

LENDER:

WACHOVIA BANK, N.A.

By:	/s/ Gary D. Cassianni

Name:	Gary D. Cassianni
Title:	Vice President

LENDER:

WELLS FARGO FOOTHILL, LLC

By:	/s/ Eunnie Kim

Name:	Eunnie Kim
Title:	Vice President

LENDER:

GMAC COMMERCIAL FINANCE LLC

By:	/s/ David Grobosky

Name:	David Grobosky
Title:	Vice President

LENDER:

MERRILL LYNCH CAPITAL, A DIVISION OF MERRILL LYNCH BUSINESS FINANCIAL SERVICES INC.

By:	/s/ Richard Holston

Name:	Richard Holston
Title:	Vice President

LENDER:

UBS LOAN FINANCE LLC

By:	/s/ Richard L. Tavrow

Name:	Richard L. Tavrow
Title:	Director Banking Products Services U.S.

By:	/s/ Christopher M. Atkin

Name:	Christopher M. Atkin
Title:	Associate Director Banking Products Services U.S.

ANNEX A
COMMITMENT SCHEDULE

Lender	Commitment
JPMorgan Chase Bank, N.A.	$35,000,000
The CIT Group/Business Credit, Inc.	$35,000,000
Bank of America	$30,000,000
Wachovia Bank	$25,000,000
Wells Fargo Foothill	$20,000,000
GMAC	$20,000,000
Merrill Lynch Capital Corporation	$20,000,000
UBS	$15,000,000

Total	$200,000,000

Exhibit A-1 to the
Agreement
FORM OF REORGANIZATION PLAN

Exhibit A-2 to the
Agreement
FORM OF CONFIRMATION ORDER

Exhibit A-3 to the
Agreement
FORM OF DISTRICT COURT ORDER

Exhibit B to the
Agreement
FORM OF SECURITY AND
PLEDGE AGREEMENT

Exhibit C to the
Agreement
FORM OF OPINION OF COUNSEL

Exhibit D to the
Agreement
FORM OF ASSIGNMENT AND ASSUMPTION

Exhibit E to the
Agreement
FORM OF BORROWING BASE CERTIFICATE

Exhibit F to the
Agreement
FORM OF JOINDER AGREEMENT

Exhibit G to the
Agreement
FORM OF BORROWING REQUEST

Exhibit H to the
Agreement
FORM OF MORTGAGE

Exhibit I to the
Agreement
FORM OF INTERCOMPANY SUBORDINATION AGREEMENT

Exhibit J to the
Agreement
FORM OF SECOND AMENDED AND RESTATED FEE LETTER

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